UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 11-K
(Mark One)
☒      ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2019
or
☐         TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from              to
Commission file number 1-7657
A.           Full title of the plan and the address of the plan, if different from that of the issuer named below:
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
B.             Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
AMERICAN EXPRESS COMPANY
200 Vesey Street
New York, New York 10285

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Financial Statements and Supplemental Schedules

* Other schedules required under Section 2520.103 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, as amended, have been omitted because they are not applicable or not required.

Report of Independent Registered Public Accounting Firm

To the Administrator and Plan Participants of American Express Retirement Savings Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of American Express Retirement Savings Plan (the “Plan”) as of December 31, 2019 and 2018 and the related statement of changes in net assets available for benefits for the year ended December 31, 2019, including the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2019 and 2018, and the changes in net assets available for benefits for the year ended December 31, 2019 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental schedules of assets (held at end of year) as of December 31, 2019 and of assets (acquired and disposed of within year) for the year ended December 31, 2019 have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedules are the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedules reconcile to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the supplemental schedules, we evaluated whether the supplemental schedules, including their form and content, are presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedules are fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ PricewaterhouseCoopers LLP
New York, New York
June 22, 2020

We have served as the Plan’s auditor since 2006.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Statements of Net Assets Available for Benefits
as of December 31, 2019 and 2018

(Thousands)	2019	2018
Assets
Investments, at fair value:
Money market funds	$68,916	$39,198
Corporate debt instruments	93,564	84,623
Common stocks	2,131,365	1,823,770
U.S. Government and agency obligations	208,692	214,378
Common/collective trusts	2,285,893	1,622,061
Mutual funds	390,915	370,265
Self-directed brokerage accounts	138,364	123,618
Other investments	155,022	136,786
Total investments, at fair value	5,472,731	4,414,699

Fully benefit responsive investment contracts, at contract value	572,415	523,756
Due from brokers	4,213	3,439
Cash (non-interest bearing)	5,553	4,257
Receivables:
Notes receivable from participants	84,655	81,802
Investment income accrued	3,600	3,137
Employer contributions	94,504	90,111
Total Assets	6,237,671	5,121,201

Liabilities
Accrued expenses	2,641	2,755
Due to brokers	8,678	7,526
Total Liabilities	11,319	10,281
Net assets available for benefits	$6,226,352	$5,110,920

See accompanying notes to the financial statements.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Statement of Changes in Net Assets Available for Benefits
for the Year Ended December 31, 2019

(Thousands)	2019
Contributions
Employer	$194,000
Employee	187,720
Rollovers	19,960
Total contributions	401,680

Investment income
Net appreciation of investments	1,073,875
Interest and dividends	70,073
Other income	1,733
Total investment income	1,145,681

Interest on notes receivable from participants	4,476
Total additions to net assets	1,551,837

Withdrawal payments	(423,524)
Administrative expenses	(12,881)
Total deductions from net assets	(436,405)

Net increase in net assets available for benefits	1,115,432

Net assets available for benefits at beginning of year	5,110,920
Net assets available for benefits at end of year	$6,226,352

See accompanying notes to the financial statements.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements

1.Description of the Plan
General
The American Express Retirement Savings Plan (the “Plan”), which became effective June 11, 1973, is a defined contribution plan. Under the terms of the Plan, regular full-time and certain part-time employees of American Express Company and its participating subsidiaries (the “Company”) can make elective contributions to the Plan beginning as soon as practicable after their date of hire, and eligible employees hired for the first time on or after January 1, 2017 are covered by the Plan’s automatic enrollment provisions. Eligible employees can qualify to receive Company contributions, if any, upon completion of six months of service.

The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The following is not a comprehensive description of the Plan, and therefore does not include all situations and limitations covered by the Plan. The Plan Document (“Plan Document”) is the exclusive governing document and should be referred to for more complete information.

Administration
Wells Fargo Bank, N.A. is the Trustee and Recordkeeper for the Plan. The Plan is administered by the Company’s Employee Benefits Administration Committee (“EBAC”) and the Company’s Retirement Savings Plan Investment Committee (“RSPIC”). The Plan Document requires that the American Express Company Stock Fund be offered as an investment option, subject to compliance with ERISA. RSPIC has the power to select the other investment options available under the Plan and the manner in which these investment options are invested. Subject to Plan limits, RSPIC also has the power to appoint investment managers to make investment decisions. Under the terms of the Plan Document, the members of EBAC and RSPIC are appointed by the Company’s Vice President, Global Benefits.

On July 1, 2019, Principal Financial Group (“Principal Financial”) announced that it had closed its acquisition of Wells Fargo & Company's Institutional Retirement & Trust business. Recordkeeping and trustee services continue to be performed by Wells Fargo, although the Company and the Plan's fiduciaries have been advised that such services will transition from Wells Fargo to Principal Financial.

Compensation
The participant compensation (commonly referred to as “Total Pay”) that is used in the calculation of Plan contributions generally includes an employee’s base pay plus overtime, shift differentials, most commissions and most cash incentives. For participants above certain salary grades, as defined by the Plan, Total Pay does not include any incentive pay which, in the aggregate, is in excess of one times their base salary when calculating Company contributions.

For purposes of the Plan, compensation is limited to a participant’s regular cash remuneration up to a maximum of $280,000 in 2019 and $275,000 in 2018, before tax deductions and certain other withholdings.

Contributions
The Plan currently provides for the following contributions:

Elective Contributions
Each pay period, participants may make Before-Tax Contributions, Roth Contributions, and/or After-Tax Contributions up to 10% of eligible compensation, or a combination thereof, not to exceed 80% of their Total Pay, to the Plan through payroll deductions. Roth Contributions are a special type of after-tax contribution and are subject to most of the same rules as Before-Tax Contributions. The Internal Revenue Code of 1986, as amended (the “Code”) imposes a limitation that is adjusted annually for cost of living increases on participants’ pre-tax and Roth contributions to plans which are qualified under Code Section 401(k) and other specified tax-favored plans. For 2019 and 2018, this limit was $19,000 and $18,500, respectively, for participants under age 50 and $25,000 and $24,500, respectively, for participants age 50 or older. The Plan complied with non-discrimination requirements under the Code during 2019 and 2018 by utilizing the safe harbor design for deferrals and matching contributions in accordance with Sections 401(k)(12) and 401(m)(11) of the Code.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements

Eligible employees hired for the first time on or after January 1, 2017 are automatically enrolled to make Before-Tax Contributions equal to 3% of base pay, with a 1% automatic increase each year until the rate reaches 10%, unless the employee makes an alternative election to contribute at a different rate or opt out of automatic enrollment. Effective beginning September 1, 2019, contribution elections in effect, pursuant to the Plan's automatic enrollment and automatic increase provisions, are applicable to overtime and eligible incentive pay.

Company Matching Contributions
The Company matches 100% of a participant’s Before-Tax Contributions and/or Roth Contributions up to 6% of Total Pay after a participant’s completion of six months of service.

Profit Sharing Contributions
Upon a participant’s completion of six months of service, additional Company contributions may be made annually at the Company’s discretion which can be based, in part, on the Company’s performance. Participants must be employed on the last working day of the Plan year (or be disabled under the terms of the Plan) to be eligible for any Profit Sharing Contributions made for that Plan year. Profit Sharing Contributions to eligible participants are made regardless of whether the eligible participant contributes to the Plan. Profit Sharing Contributions comprised 3.00% of eligible participants’ Total Pay in both 2019 and 2018.

Qualified Non-Elective Contributions
The Company may make Qualified Non-Elective Contributions (“QNEC”). A QNEC is a discretionary, fully vested contribution. The Company may designate all or part of a Company profit sharing contribution as a QNEC. Alternatively, the Company may, in its sole discretion, make an additional contribution designated as a QNEC. Any QNECs are fully vested when made and distributable only under circumstances that permit distributions of Before-Tax Contributions or Roth Contributions. QNECs may be allocated as a uniform percentage of eligible compensation for designated employees and may be restricted to only such employees employed on the last day of the Plan year. Alternatively, the Company may direct that QNECs be allocated among specifically designated non-highly compensated employees in varying percentages of compensation as permitted by law.

Conversion Contributions
For eligible employees on the Company’s United States payroll or on unpaid leave of absence on July 1, 2007 and who generally commenced service prior to April 1, 2007, the Company has made Conversion Contributions equal to a percentage of compensation. The amount of the participant’s Conversion Contributions was based on his/her projected attained age plus completed years of service with the Company as of December 31, 2008. Conversion Contributions ranged from 0.5% to 8.0% of Total Pay. Effective January 1, 2018, the Company phased out Conversion Contributions. All Conversion Contributions ceased for periods after December 31, 2018.

Disability Contributions
Certain qualifying participants who become disabled, as defined by the Plan Document, are eligible to receive contributions similar to Company Conversion Contributions (discontinued for periods after December 31, 2018 as mentioned above), Profit Sharing Contributions and/or Matching Contributions.

Transfer of Account Balances
A participant’s account balance may be transferred among the Plan’s investment options upon receipt of instructions from the participant. Account balances may be allocated among the Plan’s investment options on a daily basis.

Participant Rollovers
A rollover contribution is a transfer to the Plan of a qualified distribution in accordance with the provisions of the Plan. Rollovers are accepted into the Plan, but are not subject to Company contributions.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements
In-Plan Roth Conversions
The Plan allows for in-Plan Roth conversions.

Vesting
Participants are immediately vested in their elective Before-Tax, Roth and After-Tax Contributions and rollovers, if any, as well as the investment earnings on the foregoing. Other contributions become vested as set forth below:

Company Matching Contributions
Company Matching Contributions and investment earnings thereon are immediately 100% vested.

Discretionary Profit Sharing Contributions
Profit Sharing Contributions and investment earnings thereon are 100% vested after the earlier of three years of service or, if still employed by the Company or an affiliate, at or after attainment of age 65, disability or death.

Qualified Non-Elective Contributions
QNECs are immediately 100% vested and investment earnings thereon are immediately 100% vested.

Conversion Contributions
Conversion Contributions and investment earnings thereon are 100% vested after the earlier of three years of service or, if still employed by the Company or an affiliate, at or after attainment of age 65, disability or death.

Disability Contributions
Disability Contributions are immediately 100% vested.

Forfeitures
Forfeitures of terminated participants’ non-vested accounts, as well as amounts attributable to outstanding checks as to which the payee cannot be located, are used to pay Plan expenses or to reduce future Company contributions. Amounts attributable to uncashed checks may, in accordance with EBAC’s direction, be allocated wholly or partly to a reserve to cover future claims for these benefits or be treated in accordance with the normal rules for forfeitures. Forfeited non-vested balances were $1.6 million as of both December 31, 2019 and 2018. Accrued 2019 and 2018 Profit Sharing Contributions made to the Plan in March 2020 and March 2019, respectively, were both reduced by $1.0 million from forfeited account balances.

Plan Termination
Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts and Plan assets will be distributed in accordance with the Plan Document.

Notes Receivable from Participants
Notes receivable from participants (loans) are carried at their unpaid principal balance plus any accrued but unpaid interest. Participants are allowed to apply for a loan from the Plan for a minimum amount of $500 up to the lesser of $50,000 or 50% of their vested balance, subject to certain restrictions set forth in the Plan and the Code. General purpose loans are limited to terms of 59 months. Loans to purchase a principal residence have a maximum term of 359 months. Loan repayment amounts, including principal and interest, are deducted each pay period and allocated to participants’ investment accounts in accordance with the election in effect for new contributions at the time of repayment. Terminated participants who have an outstanding loan may make arrangements with the Recordkeeper to pay the loan in full, or make installment payments. If arrangements are not made for the payment of the outstanding loan balance, the loan amount will be considered in default and the outstanding loan balance will be offset from the account balance, subject to income tax regulations.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements
Loans are collateralized by the participant’s remaining vested account balance and the interest rate is fixed for the life of the loan. The interest rate determination is based on the prime rate plus one percentage point. In the event of a loan default, the loan is treated as a distribution (i.e., as an early withdrawal of funds from the Plan for tax purposes), which subjects the participant to income tax plus any penalties imposed by the Code based on the loan balance. If the participant is still employed, the loan balance is taxed as a “deemed distribution” but remains outstanding as an obligation of the participant until it is either repaid or the participant terminates employment.  In the event of a termination, either voluntary or involuntary, the loan balance is treated as an actual distribution and deducted from the participant’s Plan account balance. Loans outstanding to participants at December 31, 2019, carried interest rates varying from 3.25% to 9.50% and will mature at various dates through November 2049.

Tax Deferrals
As long as the Plan remains qualified and the related Trust (the “Trust”) remains tax exempt, amounts invested in the Plan through Before-Tax Contributions and Company contributions and rollovers, as well as the investment earnings on such amounts, are not subject to federal income tax until distributed to the participant. After-Tax Contributions are taxed when contributed, with earnings taxed upon distribution. Roth Contributions are taxed when contributed, and earnings on Roth Contributions and rolled-in Roth amounts qualify for tax-free distribution if a participant (i) reaches age 59-1/2, dies or becomes disabled (as defined by federal law) and (ii) has a Roth Contribution account with the Plan (or another plan from which a direct rollover of Roth contributions is received) for at least five taxable years. If those conditions are not met, earnings on Roth Contributions are taxed when distributed. Amounts that are converted to Roth status through an in-plan Roth conversion are taxed when converted (with the exception of After-Tax Contributions; however, earnings on After-Tax Contributions are subject to tax when converted), and thereafter are subject to the Roth taxation rules.

Distributions and Withdrawals
Upon termination of employment due to disability, death or retirement at or after attainment of the Plan’s normal retirement age (65), participants or their beneficiaries are fully vested and eligible to receive a distribution of the full value of their accounts. If employment ends for other reasons, participants are eligible to receive a distribution of their vested account balance. When employment ends, participants (or their beneficiaries) may elect to receive their vested balance as a lump sum cash amount, American Express Company common shares, if applicable, shares of any investment available through the Self-Directed Brokerage Account (“SDA”), if applicable, or a combination of cash and shares. If the account balance is greater than $1,000, a participant may elect to defer distribution until April 1st of the year following the year in which the participant attains age 70-1/2. (If a participant attains age 70-1/2 after December 31, 2019, then the participant may elect to defer distribution until April 1st of the year following the year in which the participant attains age 72 if the account balance is greater than $1,000.) If the account balance is $1,000 or less, a distribution will be made in a lump sum following the end of employment. Participants may request a withdrawal of all or a portion of their vested account balance subject to limitations under the terms of the Plan and certain tax penalties imposed by the Code. Distributions and withdrawals are recorded when paid. Distributions may be rolled over to a qualified Individual Retirement Account (“IRA”) or other qualified employer retirement plan, if that plan allows rollovers.

Expenses
The Company, in its discretion, may pay certain administrative expenses, with any expenses not paid by the Company being charged to the Plan. Expenses related to separately managed investment funds are generally paid out of the applicable investment funds. Fees, commissions, and other charges and administrative expenses that are attributable to the investment funds as a whole are generally paid from the Plan. All such expenses that are paid by the Plan are included within the administrative expenses on the Statement of Changes in Net Assets Available for Benefits. Fees and expenses incurred indirectly by the Plan from the underlying mutual funds and collective trusts in which the Plan may invest are not included in the Statement of Changes in Net Assets Available for Benefits as expenses, but reduce the asset value of that mutual fund or collective trust. Additional expenses are associated with the SDA, and participants electing to invest through the SDA are charged directly for these fees through their SDA.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements
Wells Fargo Institutional Retirement & Trust charges the Plan for recordkeeping of participant accounts, as well as trust and custody of plan assets. The Plan’s fee structure provides for a flat per-participant fee. The Plan’s investment adviser, NEPC, LLC, receives its compensation primarily in the form of a flat fee for its investment advisory services, which is paid by the Plan, plus an additional flat fee related to the oversight of the asset allocation of the Retirement Funds, which is charged to the Plan’s Retirement Funds on a pro rata basis. Additionally, as described in Note 8, the Plan reimburses the Company for direct expenses (salary and benefit costs) associated with a Company employee dedicated to servicing the Company’s qualified retirement plans for time spent providing services to the Plan.

2. Summary of Significant Accounting Policies
Basis of Accounting
The accompanying financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Amounts Based on Estimates and Assumptions
Accounting estimates are an integral part of the financial statements. These estimates are based, in part, on management’s assumptions concerning future events. Among the more significant assumptions are those that relate to fair value measurements. These accounting estimates reflect the best judgment of management, but actual results could differ.

Cash and Cash Equivalents
Cash includes cash on hand, while cash equivalents include other highly liquid investments with an original maturity of 90 days or less, such as money market funds. All cash equivalents are presented within the “Other investments” line item in the financial statements and are reported on “Schedule H, Line 4i”.

Investment Valuation and Income Recognition
Investments are generally reported at fair value, with the exception of fully benefit responsive investment contracts, which are reported at contract value. Investments traded on securities exchanges, including common and preferred stocks, are valued at the year-end closing market prices or, in the absence of a closing price, the last reported trade price at the financial statement date. The fair value of the Plan’s corporate debt instruments, U.S. Government and agency securities, municipal bonds and foreign bonds, is valued using a variety of observable market inputs, depending on the type of security being priced, and are obtained from pricing services engaged by the Plan’s Trustee. See Note 3 (Fair Value Measurements) for a detailed discussion of the valuation techniques.

Purchases and sales of securities are reflected on a trade-date basis. Dividend income is recorded on the ex-dividend date. Interest income is recorded on an accrual basis. As required by the Plan, all dividend and interest income is reinvested into the same investment option in which the dividends and interest income arose, provided that restrictions may apply to investments held under the SDA, and with the exception of the American Express Company Stock Fund, which is an investment option and an Employee Stock Ownership Plan (“ESOP”). The ESOP holds shares of American Express Company stock on behalf of participants. Dividends are automatically reinvested in the American Express Company Stock Fund, unless participants elect that the dividends paid with respect to their interest in the fund be distributed in cash.

The Plan presents in the Statement of Changes in Net Assets Available for Benefits the net appreciation in the fair value of its investments, which consists of the realized gains or losses and the unrealized appreciation or depreciation on those investments.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements
Subsequent Events
The Plan evaluated events or transactions that may have occurred after the Statement of Net Assets Available for Benefits date for potential recognition or disclosure through June 22, 2020, the date the financial statements were available to be issued. In early March 2020, COVID-19, a disease caused by a novel strain of the coronavirus, was characterized as a pandemic by the World Health Organization. The COVID-19 pandemic has negatively impacted the world economy and has resulted in significant volatility in global financial markets. The ultimate impact of the COVID-19 pandemic on the Plan's net assets available for benefits, contributions and benefit obligations remains uncertain.

The Plan permitted coronavirus-related distributions, enhanced participant loan limits, and suspension of participant loan repayments in accordance with the Coronavirus Aid, Relief and Economic Security Act (the CARES Act) and will suspend 2020 required minimum distributions payable after April 1, 2020 and allow 2020 to be disregarded for purposes of the five-year required minimum distribution deadline.

Recently Issued Accounting Standards
In August 2018, the Financial Accounting Standards Board (FASB) issued new accounting guidance on fair value disclosures, effective January 1, 2020, with early adoption permitted. The guidance amends the disclosure requirements primarily around Level 3 fair value measurements and transfers between levels of the fair value hierarchy; adding new disclosure requirements, eliminating some existing disclosure requirements and modifying others. New disclosure requirements, as well as any modifications of disclosures, require prospective application and all other amendments must be applied retrospectively to all periods presented. The Plan elected to early adopt the guidance as of the Plan year ended December 31, 2018, which did not have a significant impact on the Plan’s disclosures.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements
3. Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date, based on the Plan’s principal or, in the absence of a principal, most advantageous market for the specific asset or liability.

GAAP provides for a three-level hierarchy of inputs to valuation techniques used to measure fair value, defined as follows:
•  Level 1 – Inputs that are quoted prices (unadjusted) for identical assets or liabilities in active markets that the Plan can access.
•  Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability, including:
– Quoted prices for similar assets or liabilities in active markets;
– Quoted prices for identical or similar assets or liabilities in markets that are not active;
– Inputs other than quoted prices that are observable for the asset or liability; and
– Inputs that are derived principally from or corroborated by observable market data by correlation or other means.
•  Level 3 – Inputs that are unobservable and reflect the Plan’s own assumptions about the assumptions market participants would use in pricing the asset or liability based on the best information available in the circumstances (e.g., internally derived assumptions surrounding the timing and amount of expected cash flows).

The Plan monitors the market conditions and evaluates the fair value hierarchy levels at least annually.

The Plan corroborates the prices provided by its Trustee’s pricing services to test their reasonableness by comparing their prices to valuations from a different pricing source. In instances where price discrepancies are identified between different pricing sources, the Plan would evaluate such discrepancies to ensure that the prices used for its calculation represent the fair value of the underlying investment securities.

Financial Assets Carried at Fair Value
Financial assets disclosed in the tables below represent two types of assets. Assets held in funds (either mutual funds or common/collective trusts) are disclosed in the table according to the appropriate fund category (the underlying securities of those funds are not disclosed separately). Assets held in separate accounts (which are wholly owned by the Plan) are disclosed according to the appropriate category of the individual securities of those separately managed accounts; these individual securities include common stocks and fixed income securities. As such, the classification of financial assets in the table does not correspond to the classification of the investment options available to Plan participants, as discussed in Note 4 (Investments).

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements

The following table summarizes the Plan’s financial assets measured at fair value on a recurring basis, categorized by GAAP’s valuation hierarchy (as described above), as of December 31, 2019:

Description (Thousands)	Total	Level 1		Level 2
Money market funds	$68,916	$68,916	$	―
Corporate debt instruments	93,564	―		93,564
Common stocks	2,131,365	2,131,365		―
Common/Collective trusts	1,000,132	―		1,000,132
U.S. Government and agency obligations	208,692	―		208,692
Mutual funds	390,915	390,915		―
Self-directed brokerage accounts	138,364	138,364		―
Other investments	155,022	―		155,022
Total assets in the fair value hierarchy	$4,186,970	$2,729,560		$1,457,410
Common/collective trusts measured at net asset value ("NAV")	1,285,761
Total investments, at fair value	$5,472,731

The following table summarizes the Plan’s financial assets measured at fair value on a recurring basis, categorized by GAAP’s valuation hierarchy (as described above), as of December 31, 2018:

Description (Thousands)	Total	Level 1		Level 2
Money market funds	$39,198	$39,198	$	―
Corporate debt instruments	84,623	―		84,623
Common stocks	1,823,770	1,823,770		―
Common/Collective trusts	769,204	―		769,204
U.S. Government and agency obligations	214,378	―		214,378
Mutual funds	370,265	370,265		―
Self-directed brokerage accounts	123,618	123,618		―
Other investments	136,786	―		136,786
Total assets in the fair value hierarchy	$3,561,842	$2,356,851		$1,204,991
Common/collective trusts measured at NAV	852,857
Total investments, at fair value	$4,414,699

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements
Valuation Techniques Used in the Fair Value Measurement of Financial Assets Carried at Fair Value
For the financial assets measured at fair value on a recurring basis (categorized in the valuation hierarchy table above), the Plan applies the following valuation techniques:

Level 1:
•Money market funds are valued at NAV, which represents the exit price.
•Investments in American Express Company common stock, other stock and active publicly traded equity securities are valued at the official closing price of U.S. public exchanges or, if there is no official closing price that day, at the last reported trade price at the financial statement date.
•Mutual funds held within the Plan are open-end mutual funds that are registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940. These investments are required to make publicly available the daily NAV of the fund and to transact at this price. Hence, open-end mutual funds transact at quoted prices. In addition, the mutual funds held by the Plan are actively traded.
•The Plan’s self-directed brokerage accounts are primarily comprised of mutual funds and in some cases Ameriprise Financial common stock, and are valued at fair value using the corresponding valuation techniques as previously described.

Level 2:
•The fair values for the Plan’s corporate debt instruments, U.S. Government and agency obligations (which also include state and local government obligations) and Other investments (asset-backed securities, foreign sovereign debt and private placement bonds), are obtained primarily from pricing services engaged by the Plan’s Trustee. The fair values provided by the pricing service are estimated using pricing models, where the inputs to those models are based on observable market inputs or recent trades of similar securities. The inputs to the valuation techniques applied by the pricing service vary depending on the type of security being priced but are typically benchmark yields, benchmark security prices, credit spreads, prepayment speeds, reported trades, and broker-dealer quotes, all with reasonable levels of transparency. The Trustee does not apply any adjustments to the pricing models used. In addition, the Plan did not apply any adjustments to the prices received from the pricing services for 2019 and 2018. The Plan reaffirms its understanding of the valuation techniques used by the Trustee’s pricing services at least annually. The Plan classifies the prices obtained from the pricing services within Level 2 of the fair value hierarchy because the underlying inputs are directly observable from active markets or recent trades of similar securities in inactive markets. However, the pricing models used do entail a certain amount of subjectivity, and therefore differing judgments in how the underlying inputs are modeled could result in different estimates of fair value.
•Common/collective trusts are investment funds formed by the pooling of investments by institutional investors, such as a group of not necessarily affiliated pension or retirement plans, typically with the intention of achieving cost savings over similar investment options such as mutual funds. Common/collective trusts are similar to mutual funds, with a named investment manager and documented investment objective. These investments, however, are not registered with the SEC (unlike mutual funds, which are registered with the SEC), and participation is not open to the public. The NAV is measured by the custodian or investment manager as of the close of regular daily trading and is corroborated with observable inputs provided by pricing services for the securities. To the extent the NAV is made publicly available, these common/collective trusts are classified within Level 2 of the fair value hierarchy and the NAVs represent the exit price for the funds.

Level 3:
•There are no Level 3 securities held by the Plan.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements
Assets Measured at NAV:
•For common/collective trusts whose NAVs are communicated only to investors in the trusts and are not publicly available, the NAVs are being used as practical expedient for fair value and represent the exit price for the funds.

The fair values of the financial instruments are estimates based upon the market conditions and perceived risks as of December 31, 2019 and 2018, and require management judgment. The Plan’s valuation techniques used to measure the fair value of its investments may produce fair values that may not be indicative of a future sale, or reflective of future fair values. The use of different techniques to determine the fair value of these types of investments could result in different estimates of fair value at the reporting date. There were no transfers among the levels of fair value hierarchy during the years ended December 31, 2019 and 2018.

4. Investments

The investment options available to participants include nine core investment options (the “Core Investment Options”), of which five are actively managed (although in some cases, an actively managed option may also include a passively managed component) and four are passively managed (also known as index funds). In addition, target date funds (the “Retirement Funds”) that invest in a mix of the actively managed Core Investment Options based on target retirement dates are also available, and the age-appropriate Retirement Fund for the year in which a participant turns 65 generally serves as the Plan’s “default investment” to the extent a participant does not have a valid investment election on file. Additional investment options include an SDA and the American Express Company Stock Fund. A participant may currently elect to invest contributions in any combination of investment options in increments of 1% and change investment elections for future contributions on any business day the New York Stock Exchange is open. Participants are only able to allocate 10% of their future contributions to the American Express Company Stock Fund, and transfers of balances from other investment options into the American Express Company Stock Fund are only permitted to the extent the participant’s investment in the American Express Company Stock Fund after the transfer does not exceed 10% of the participant’s overall Plan balance. Special rules and restrictions may apply to the SDA.

A brief description of the investment options available to participants at December 31, 2019, is set forth below:

Core Investment Options
RSPIC has created five actively managed Core Investment Options to provide diversified and actively managed options to participants. Four of these actively managed Core Investment Options (The Diversified Bond Fund, The U.S. Large-Cap Equity Fund, The U.S. Small/Mid-Cap Equity Fund, and The International Equity Fund) represent a broad asset class (e.g., U.S. Large-Cap Equity, U.S. Small/Mid-Cap Equity, Bonds, etc.) using several managers (and in some cases, also including a passively managed component) within each Fund. These actively managed Core Investment Options seek to outperform a broad market index by buying and selling a limited number of investments (stocks, bonds, or other investments) using the underlying investment managers’ investment management skills.

The actively managed Stable Value Fund invests in diversified pools of U.S. Government and agency fixed income securities together with book value wrap agreements issued by creditworthy insurance companies or banks with the objective to protect a participant’s original investment while offering a competitive rate of interest with minimum risk.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements
The Stable Value Fund holds a portfolio of book value wrap contracts that are fully benefit-responsive and comprised of both an investment and a contractual component. The investment component consists of units of common/collective trusts, fixed income strategies and a portfolio of actively managed fixed income securities, referred to as the Stable Value Fund assets. Under the book value wrap contracts, the book value wrap provider is obligated to provide sufficient funds to cover participant benefit withdrawals and certain types of investment transfers regardless of the market value of the Stable Value Fund assets. A portion of the Stable Value Fund assets are held in a separate account at MetLife as a condition for MetLife to provide its life insurance separate account contract, which provides similar participant benefit payments as a book value wrap contract. The assets in the MetLife separate account are not subject to the liabilities of the general account of MetLife. While the contracts are designed to protect the Stable Value Fund against interest rate risk, the Stable Value Fund is still exposed to risk if issuers of the Stable Value Fund assets default on payment of interest or principal, but this risk is mitigated because the underlying Stable Value Fund assets in the Stable Value Fund bond portfolio are backed by the U.S. Government. The contracts may not cover participant benefit payments at contract value upon the occurrence of certain events, described below, involving the Stable Value Fund, American Express as its plan sponsor (“Plan Sponsor”) or Ameriprise Trust Company, an affiliate of Ameriprise Financial, Inc., its investment manager.

Fully benefit-responsive book value wrap contracts held by a separately managed account created for a defined contribution plan are required to be reported at contract value, rather than fair value, on the Statements of Net Assets. Contract value is the relevant measure for fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. Contract value represents contributions made under each contract, plus earnings, less participant withdrawals, and administrative expenses.

Certain events might limit the ability of the Plan to transact at contract value with the contract issuer and therefore also limit the ability of the Plan to transact at contract value with the participants of the Plan. These events may be different under each contract. Examples of such events include the following:

•The Plan’s failure to qualify under Section 401(a) of the Internal Revenue Code or the failure of the trust to be tax-exempt under Section 501(a) of the Internal Revenue Code;
•Premature termination of the contracts;
•Plan termination or merger;
•Changes to the Plan’s administration of competing investment options; and
•Bankruptcy of the Plan Sponsor or other Plan Sponsor events (for example, divestitures or spinoffs of a subsidiary) that significantly affect the Plan’s normal operations.

The Plan believes no such events are probable of occurring.

In addition, certain events allow the issuer to terminate the contracts with the Plan and settle at an amount different from contract value. Those events may be different under each contract. Examples of such events include the following:

•An uncured violation of the Plan’s investment guidelines;
•A breach of material obligation under the contract;
•A material misrepresentation; and
•A material amendment to the agreements without the consent of the issuer.

The Plan believes no such events are probable of occurring.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements
RSPIC has also created four passively-managed (index) Core Investment Options: The Diversified Bond Index Fund, The U.S. Large-Cap Equity Index Fund, The U.S. Small/Mid-Cap Equity Index Fund, and The International Equity Index Fund, which currently use a single index fund as the underlying investment in each Fund. Each passively-managed Core Investment Option seeks to mirror the investments and track the performance of a broad market index that includes hundreds or thousands of stocks or bonds. During 2018, RSPIC changed the investment vehicle for The Diversified Bond Index Fund, The U.S. Small/Mid-Cap Equity Index Fund, and The International Equity Index Fund from a mutual fund to a collective trust. The U.S. Large-Cap Equity Index Fund was already invested in a collective trust.

Self-Directed Accounts
The SDA gives participants the opportunity to invest in a wide variety of mutual funds in addition to the specific investment options mentioned above. Participants may request a Prospectus for any of the funds available through the SDA.

American Express Company Stock Fund
The Plan Document requires that this Fund be offered as an investment option under the Plan, subject to compliance with ERISA. The American Express Company Stock Fund is an ESOP. This Fund invests primarily in American Express Company common shares and holds a small amount of cash or other short-term cash equivalents to meet requests for investment transfers, withdrawals, and distributions. Participants have full voting rights for the common shares underlying the units that are allocated to the American Express Company Stock Fund.

A full, detailed description of the Plan’s investment options, and associated terms and conditions, is available to all participants.

5. Risks and Uncertainties
The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities and current market volatility, it is at least reasonably possible that changes in the values of investment securities will continue to occur in the near term and that such changes could materially affect the amounts reported in the Statements of Net Assets Available for Benefits and the Statement of Changes in Net Assets Available for Benefits.

6. Income Tax Status
The Plan has received a favorable determination letter from the Internal Revenue Service (“IRS”) dated November 21, 2016, stating that the Plan is qualified under section 401(a) of the Code, and therefore, the related trust is exempt from taxation. The Plan has been amended after the period covered by the determination letter. Although the Plan has been amended since receiving the determination letter, the Company believes the Plan, as amended, is currently designed and being operated in compliance with the applicable requirements of the Code, and therefore, believes that the Plan, as amended, is qualified, the related trust is tax-exempt, and the Plan satisfies the requirements of Section 4975(e)(7) of the Code.
GAAP requires plan management to evaluate tax positions taken by the Plan and recognize a tax liability or asset if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Company has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2019, there are no uncertain positions taken or expected to be taken that would require recognition of a liability, or asset, or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, the Plan is no longer subject to examination for tax years prior to 2017, which is the earliest open year for U.S. federal tax purposes.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements
7. Reconciliation of Financial Statements to Form 5500
The following is a reconciliation of net assets available for benefits per the financial statements to Form 5500 as of December 31, 2019 and 2018:

(Thousands)	2019	2018
Net assets available for benefits per the financial statements	$6,226,352	$5,110,920
Difference between contract value and fair value of fully benefit-responsive investment contracts	4,113	(6,531)
Loans deemed distributed	(340)	(471)
Net assets available for benefits per the Form 5500	$6,230,125	$5,103,918

The following is a reconciliation of net income per the financial statements to Form 5500 for the year ended December 31, 2019:

(Thousands)	2019
Net increase in net assets available for benefits per the financial statements	$1,115,432
Adjustment for difference between contract value and fair value of fully benefit-responsive investment contracts	10,644
Change in deemed distributions of participant loans	131
Net income per the Form 5500	$1,126,207

8. Related Parties and Parties-In-Interest Transactions

The Plan allows for transactions with, and certain investments in, certain parties that may perform services for, or have fiduciary responsibilities to, the Plan, including Wells Fargo Bank, N.A., the Trustee, and its affiliates as well as investment managers appointed by RSPIC. Transactions with these parties are considered party-in-interest transactions, but not considered prohibited transactions under ERISA. As noted in Supplemental Schedule H, Line 4i, the Plan held investments with parties-in-interest in Wells Fargo Bank, N.A. and its affiliates, Ameriprise Financial, Inc. and its affiliates, Fidelity Investment Management and its affiliates, J.P. Morgan Investment Management, Inc. and its affiliates, MetLife Inc. and its affiliates, Morgan Stanley and its affiliates, and Vanguard Fiduciary Trust as of both December 31, 2019 and 2018, and BlackRock Institutional Trust Company, N.A. and its affiliates and Principal Financial Group and its affiliates as of December 31, 2019. Notes Receivable from Participants, as discussed in Note 1 (Description of the Plan), are also considered party-in-interest transactions.

Berkshire Hathaway, Inc. and its affiliates are considered “parties-in-interest” due to ownership interests in the Company. The Plan holds certain securities in Berkshire Hathaway in accordance with investment strategies directed by its qualified professional asset managers.

Additionally, the Company is considered a party-in-interest as well as a related party. As of December 31, 2019 and 2018, the Plan held 5,427,964 shares of American Express Company common stock valued at $676 million and 5,706,139 shares valued at $544 million, respectively. During the 2019 plan year the Plan acquired 94,664 shares of American Express Company common stock valued at $11 million through dividend reinvestments and sold 234,642 shares valued at $28 million. The Plan reimburses the Company for direct expenses (salary and benefits costs) associated with a Company employee dedicated to servicing the Company’s qualified retirement plans for time spent providing services to the Plan.

SUPPLEMENTAL SCHEDULES

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	Money Market Funds
*	FIDELITY MM GOVT PORTFOLIO #57	68,916	68,916

	Corporate Debt Instruments
	ABBOTT LABORATORIES 4.900% 11/30/46	255	335
	ABBVIE INC 3.200% 11/06/22	50	51
	ABBVIE INC 4.400% 11/06/42	145	156
	ABBVIE INC 4.500% 5/14/35	160	180
	ACE INA HOLDINGS 2.700% 3/13/23	200	204
	AEP TRANSMISSION CO 3.150% 9/15/49	120	116
	AEP TRANSMISSION CO 4.000% 12/01/46	62	69
	AERCAP IRELAND CAP/G 4.450% 4/03/26	150	161
	AFLAC INC 3.250% 3/17/25	200	210
	AIR LEASE CORP 3.250% 3/01/25	81	83
	AIR LEASE CORP 3.250% 10/01/29	415	413
	AIR LEASE CORP 3.750% 6/01/26	235	246
	AIRCASTLE LTD 4.400% 9/25/23	130	137
	ALABAMA POWER CO 5.700% 2/15/33	200	254
	ALBEMARLE CORP 5.450% 12/01/44	50	57
	ALBERTA ENERGY CO LT 7.375% 11/01/31	50	61
	ALEXANDRIA REAL ESTA 3.800% 4/15/26	34	36
	ALEXANDRIA REAL ESTA 4.000% 2/01/50	174	191
	ALLERGAN INC 2.800% 3/15/23	620	625
	AMAZON.COM INC 3.875% 8/22/37	110	125
	AMER AIRLINE 16-2 AA 3.200% 6/15/28	171	176
	AMER AIRLINE 16-3 AA 3.000% 10/15/28	204	208
	AMER AIRLINE 17-1 AA 3.650% 2/15/29	60	64
	AMER AIRLINE 17-2B 3.700% 10/15/25	168	170
	AMER AIRLINE 19-1A 3.500% 8/15/33	390	400
	AMER AIRLN 13-1 A PA 4.000% 7/15/25	58	61
	AMER AIRLN 14-1 A PT 3.700% 10/01/26	109	115
	AMERICA MOVIL SAB DE 3.625% 4/22/29	205	216
	AMERICA MOVIL SAB DE 4.375% 4/22/49	200	230
	AMERICAN CAMPUS COMM 3.625% 11/15/27	229	242
	AMERICAN FINANCIAL 3.500% 8/15/26	150	155
	AMERICAN HONDA FINAN 2.150% 3/13/20	100	100
	AMERICAN HONDA FINAN 2.450% 9/24/20	99	99
	AMERICAN INTL GROUP 3.875% 1/15/35	200	212
	AMERICAN INTL GROUP 4.125% 2/15/24	200	215

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	AMERICAN INTL GROUP 4.200% 4/01/28	55	61
	AMERICAN TOWER CORP 2.250% 1/15/22	100	100
	AMERICAN TOWER CORP 3.375% 10/15/26	56	58
	AMERICAN TOWER CORP 3.700% 10/15/49	220	219
	AMERICAN TOWER CORP 4.000% 6/01/25	100	107
	AMERICAN WATER CAPIT 3.400% 3/01/25	152	159
	AMERN AIRLINE 16-2 3.650% 6/15/28	19	20
	ANALOG DEVICES INC 3.125% 12/05/23	61	63
	ANALOG DEVICES INC 4.500% 12/05/36	95	103
	ANHEUSER-BUSCH COS 4.700% 2/01/36	788	913
	ANHEUSER-BUSCH COS 4.900% 2/01/46	215	255
	ANHEUSER-BUSCH INBEV 4.375% 4/15/38	190	213
	ANHEUSER-BUSCH INBEV 4.439% 10/06/48	240	269
	ANHEUSER-BUSCH INBEV 4.700% 2/01/36	120	139
	ANHEUSER-BUSCH INBEV 4.750% 4/15/58	115	135
	ANTHEM INC 3.350% 12/01/24	70	73
	ANTHEM INC 4.101% 3/01/28	140	152
	APACHE CORP 5.100% 9/01/40	145	148
	APPLE INC 3.250% 2/23/26	80	85
	APPLE INC 3.450% 2/09/45	85	90
	APPLE INC 3.750% 9/12/47	180	201
	APPLE INC 3.850% 5/04/43	450	505
	APPLE INC 3.850% 8/04/46	129	145
	ARROW ELECTRONICS IN 3.250% 9/08/24	66	68
	ARROW ELECTRONICS IN 3.875% 1/12/28	55	56
	ASSURANT INC 4.200% 9/27/23	105	110
	ASTRAZENECA PLC 4.000% 9/18/42	60	66
	ASTRAZENECA PLC 6.450% 9/15/37	70	99
	AT&T INC 3.550% 6/01/24	75	79
	AT&T INC 3.600% 7/15/25	25	26
	AT&T INC 3.950% 1/15/25	196	210
	AT&T INC 4.125% 2/17/26	434	470
	AT&T INC 4.300% 2/15/30	172	191
	AT&T INC 4.500% 3/09/48	86	95
	AT&T INC 4.900% 8/15/37	324	373
	AT&T INC 5.150% 11/15/46	200	239
	AT&T INC 5.350% 9/01/40	151	182
	ATMOS ENERGY CORP 5.500% 6/15/41	100	129
	BAKER HUGHES A GE CO 5.125% 9/15/40	50	59

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	BALTIMORE GAS & ELEC 3.500% 8/15/46	70	71
	BANK OF AMERICA CORP 3.419% 12/20/28	659	692
	BANK OF AMERICA CORP 3.950% 4/21/25	300	320
	BANK OF NOVA SCOTIA 4.500% 12/16/25	90	99
	BANK OF NY MELLON CO 2.450% 11/27/20	78	78
	BANK OF NY MELLON CO 2.500% 4/15/21	55	55
	BAT CAPITAL CORP 4.390% 8/15/37	68	69
	BAXALTA INC 3.600% 6/23/22	15	15
	BAXALTA INC 5.250% 6/23/45	7	9
	BB&T CORPORATION 2.625% 6/29/20	180	180
	BHP FIN USA LTD 6.420% 3/01/26	300	366
*	BLACKROCK INC 3.250% 4/30/29	200	215
	BOARDWALK PIPELINES 4.800% 5/03/29	105	113
	BOEING CO 3.950% 8/01/59	180	192
	BOSTON PROPERTIES LP 3.125% 9/01/23	30	31
	BOSTON PROPERTIES LP 3.200% 1/15/25	76	79
	BOSTON PROPERTIES LP 3.650% 2/01/26	74	78
	BOSTON SCIENTIFIC CO 3.750% 3/01/26	135	145
	BOSTON SCIENTIFIC CO 4.550% 3/01/39	220	259
	BP CAP MARKETS AMERI 3.017% 1/16/27	135	140
	BP CAPITAL MARKETS 3.279% 9/19/27	80	84
	BP CAPITAL MARKETS 3.814% 2/10/24	200	214
	BRIXMOR OPERATING PA 3.850% 2/01/25	120	126
	BROOKFIELD FINANCE 3.900% 1/25/28	55	59
	BROOKFIELD FINANCE 4.700% 9/20/47	64	74
	BROOKFIELD FINANCE 4.850% 3/29/29	210	240
	BUCKEYE PARTNERS LP 5.850% 11/15/43	195	176
	BUNGE LTD FINANCE CO 3.500% 11/24/20	40	40
	BURLINGTN NORTH SANT 3.550% 2/15/50	196	207
	BURLINGTN NORTH SANT 4.375% 9/01/42	130	151
	BURLINGTON NORTH SAN 6.150% 5/01/37	60	84
	CAMPBELL SOUP CO 4.800% 3/15/48	70	81
	CANADIAN NATL RESOUR 5.850% 2/01/35	200	246
	CANADIAN PACIFIC RR 5.750% 3/15/33	70	87
	CANADIAN PACIFIC RR 6.125% 9/15/15	10	15
	CAPITAL ONE FINANCIA 3.750% 4/24/24	200	211
	CAPITAL ONE FINANCIA 3.750% 7/28/26	88	93
	CAPITAL ONE FINANCIA 4.200% 10/29/25	60	65
	CATERPILLAR INC 6.050% 8/15/36	300	410

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	CBS CORP 4.000% 1/15/26	292	313
	CELANESE US HOLDINGS 3.500% 5/08/24	218	225
	CENOVUS ENERGY INC 3.800% 9/15/23	150	155
	CENOVUS ENERGY INC 5.250% 6/15/37	47	52
	CENOVUS ENERGY INC 6.750% 11/15/39	90	115
	CENTERPOINT ENER HOU 3.000% 2/01/27	91	94
	CHARLES SCHWAB CORP 3.200% 3/02/27	150	157
	CHARTER COMM OPT LLC 4.800% 3/01/50	275	290
	CHARTER COMM OPT LLC 5.375% 4/01/38	48	55
	CHARTER COMM OPT LLC 6.384% 10/23/35	52	65
	CHARTER COMM OPT LLC 6.834% 10/23/55	70	92
	CHEVRON CORP 2.566% 5/16/23	210	214
	CHUBB INA HOLDINGS 2.875% 11/03/22	47	48
	CINCINNATI FINL CORP 6.920% 5/15/28	50	65
	CITIBANK NA 3.650% 1/23/24	400	423
	CITIGROUP INC 3.200% 10/21/26	65	67
	CITIGROUP INC 4.400% 6/10/25	188	204
	CITIGROUP INC 4.450% 9/29/27	21	23
	CITIGROUP INC 4.650% 7/23/48	160	200
	CITIGROUP INC 4.750% 5/18/46	100	120
	CITIZENS BANK NA/RI 2.550% 5/13/21	250	252
	CITIZENS FINANCIAL 2.375% 7/28/21	20	20
	CITIZENS FINANCIAL 4.300% 12/03/25	47	51
	CLEVELAND ELECTRIC 5.950% 12/15/36	40	50
	CME GROUP INC 3.000% 3/15/25	200	208
	CMS ENERGY CORP 2.950% 2/15/27	39	39
	CMS ENERGY CORP 3.875% 3/01/24	180	190
	COMCAST CORP 3.000% 2/01/24	58	60
	COMCAST CORP 3.150% 3/01/26	168	176
	COMCAST CORP 3.200% 7/15/36	200	205
	COMCAST CORP 3.250% 11/01/39	170	173
	COMCAST CORP 3.375% 2/15/25	138	146
	COMCAST CORP 3.450% 2/01/50	150	154
	COMCAST CORP 3.550% 5/01/28	97	104
	COMCAST CORP 3.900% 3/01/38	55	61
	COMCAST CORP 3.950% 10/15/25	157	171
	COMCAST CORP 4.200% 8/15/34	100	114
	COMCAST CORP 4.250% 1/15/33	150	174
	COMCAST CORP 4.600% 10/15/38	190	227

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	COMCAST CORP 4.950% 10/15/58	240	313
	COMCAST CORP 6.500% 11/15/35	123	174
	COMMONWEALTH EDISON 3.650% 6/15/46	45	48
	COMMONWEALTH EDISON 3.750% 8/15/47	70	76
	CONAGRA BRANDS INC 4.600% 11/01/25	65	72
	CONAGRA BRANDS INC 5.300% 11/01/38	50	59
	CONNECTICUT LIGHT & 3.200% 3/15/27	50	53
	CONNECTICUT LIGHT & 4.000% 4/01/48	53	61
	CONSOLIDATED EDISON 4.125% 5/15/49	130	148
	CONSTELLATION BRANDS 4.400% 11/15/25	75	82
	CONSTELLATION BRANDS 5.250% 11/15/48	40	49
	CONTL AIRLINES 2012- 4.000% 10/29/24	501	529
	COOPERATIEVE RABOBAN 3.750% 7/21/26	250	260
	CORNING INC 3.900% 11/15/49	276	280
	CROWN CASTLE INTL CO 4.000% 3/01/27	24	26
	CROWN CASTLE INTL CO 4.875% 4/15/22	112	119
	CROWN CASTLE INTL CO 5.250% 1/15/23	70	76
	CSX CORP 6.000% 10/01/36	175	228
	CSX CORP 6.150% 5/01/37	135	179
	CVS HEALTH CORP 3.250% 8/15/29	215	219
	CVS HEALTH CORP 4.300% 3/25/28	179	196
	CVS HEALTH CORP 4.780% 3/25/38	300	341
	CVS HEALTH CORP 5.050% 3/25/48	178	211
	CVS PASS-THROUGH TRU 6.036% 12/10/28	283	316
	DDR CORP 3.625% 2/01/25	61	63
	DELTA AIR LINES 6.821% 8/10/22	350	380
	DELTA AIR LINES 2015 3.625% 7/30/27	1,157	1,228
	DEUTSCHE BANK NY 3.300% 11/16/22	100	101
	DEUTSCHE BANK NY 4.250% 10/14/21	184	189
	DH EUROPE FINANCE II 3.250% 11/15/39	80	81
	DIGITAL REALTY TRUST 3.700% 8/15/27	39	41
	DISCOVER BANK 4.200% 8/08/23	250	266
	DISCOVERY COMMUNICAT 3.450% 3/15/25	120	125
	DISCOVERY COMMUNICAT 3.950% 3/20/28	53	57
	DOLLAR GENERAL CORP 4.125% 5/01/28	70	76
	DOMINION ENERGY GAS 3.900% 11/15/49	206	206
	DOMINION ENERGY INC 1.500% 7/01/20	70	70
	DOMINION GAS HLDGS 2.800% 11/15/20	112	113
	DOMINION RESOURCES 2.750% 9/15/22	66	67

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	DOMINION RESOURCES 2.850% 8/15/26	76	77
	DOW CHEMICAL CO/THE 3.500% 10/01/24	200	210
	DOWDUPONT INC 4.493% 11/15/25	150	165
	DOWDUPONT INC 5.319% 11/15/38	70	83
	DR PEPPER SNAPPLE GR 3.130% 12/15/23	135	139
	DR PEPPER SNAPPLE GR 3.430% 6/15/27	35	36
	DR PEPPER SNAPPLE GR 4.420% 12/15/46	70	75
	DUKE ENERGY CAROLINA 3.900% 6/15/21	100	102
	DUKE ENERGY CORP 2.650% 9/01/26	43	43
	DUKE ENERGY CORP 3.400% 6/15/29	86	90
	DUKE ENERGY CORP 6.000% 12/01/28	80	100
	DUKE ENERGY INDIANA 3.750% 5/15/46	80	86
	DUKE ENERGY OHIO INC 3.700% 6/15/46	46	49
	DUKE ENERGY OHIO INC 4.300% 2/01/49	60	70
	DUKE ENERGY PROGRESS 3.250% 8/15/25	53	56
	DUKE ENERGY PROGRESS 3.700% 10/15/46	54	58
	DUKE ENERGY PROGRESS 4.200% 8/15/45	130	148
	DUKE REALTY LP 3.250% 6/30/26	23	24
	DXC TECHNOLOGY CO 4.250% 4/15/24	47	50
	EATON CORP 4.000% 11/02/32	170	193
	ECOLAB INC 3.250% 1/14/23	88	91
	ECOPETROL SA 5.375% 6/26/26	104	116
	ECOPETROL SA 5.875% 9/18/23	128	142
	EDISON INTERNATIONAL 3.550% 11/15/24	366	375
	ELI LILLY & CO 4.150% 3/15/59	115	136
	EMERA US FINANCE LP 3.550% 6/15/26	70	73
	EMERA US FINANCE LP 4.750% 6/15/46	150	174
	ENABLE MIDSTREAM PAR 4.150% 9/15/29	141	134
	ENABLE MIDSTREAM PAR 4.950% 5/15/28	55	56
	ENBRIDGE INC 4.500% 6/10/44	50	55
	ENCANA CORP 7.200% 11/01/31	140	171
	ENERGY TRANSFER OPER 6.250% 4/15/49	209	252
	ENERGY TRANSFER PART 4.750% 1/15/26	45	49
	ENERGY TRANSFER PART 6.050% 6/01/41	183	206
	ENLINK MIDSTREAM PAR 4.150% 6/01/25	100	94
	ENLINK MIDSTREAM PAR 5.600% 4/01/44	50	40
	ENTERGY ARKANSAS INC 3.500% 4/01/26	31	33
	ENTERGY CORP 2.950% 9/01/26	31	31
	ENTERGY LOUISIANA LL 2.400% 10/01/26	59	58

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	ENTERGY LOUISIANA LL 3.050% 6/01/31	57	59
	ENTERGY LOUISIANA LL 3.120% 9/01/27	40	41
	ENTERGY LOUISIANA LL 4.000% 3/15/33	45	51
	ENTERGY MISSISSIPPI 2.850% 6/01/28	50	51
	ENTERGY MISSISSIPPI 3.850% 6/01/49	190	207
	ENTERPRISE PRODUCTS 3.900% 2/15/24	200	212
	ENTERPRISE PRODUCTS 4.200% 1/31/50	225	242
	EOG RESOURCES INC 4.150% 1/15/26	60	66
	EQT CORP 3.900% 10/01/27	60	56
	EQT MIDSTREAM PARTNE 4.125% 12/01/26	330	311
	EVERGY INC 2.900% 9/15/29	235	234
	EXELON CORP 3.400% 4/15/26	63	66
	EXELON GENERATION CO 3.400% 3/15/22	96	98
	EXELON GENERATION CO 4.250% 6/15/22	75	78
	EXELON GENERATION CO 6.250% 10/01/39	180	217
	EXXON MOBIL CORPORAT 4.114% 3/01/46	77	90
	FIFTH THIRD BANCORP 3.950% 3/14/28	90	99
	FIRSTENERGY CORP 4.850% 7/15/47	26	31
	FISERV INC 3.200% 7/01/26	95	98
	FISERV INC 4.400% 7/01/49	90	102
	FLORIDA POWER & LIGH 3.125% 12/01/25	250	263
	FORTIS INC 3.055% 10/04/26	155	158
	GE CAPITAL INTL FUND 4.418% 11/15/35	1,649	1,764
	GENERAL ELEC CAP COR 3.100% 1/09/23	115	118
	GENERAL ELECTRIC CO 5.550% 1/05/26	287	329
	GENERAL MILLS INC 4.000% 4/17/25	80	87
	GENERAL MILLS INC 4.150% 2/15/43	110	118
	GENERAL MOTORS CO 5.150% 4/01/38	50	51
	GENERAL MOTORS FINL 3.450% 4/10/22	182	186
	GENERAL MOTORS FINL 3.500% 11/07/24	100	103
	GENERAL MOTORS FINL 3.950% 4/13/24	185	193
	GENERAL MOTORS FINL 4.000% 1/15/25	110	116
	GENERAL MOTORS FINL 4.300% 7/13/25	50	53
	GENERAL MOTORS FINL 4.350% 1/17/27	87	91
	GENERAL MOTORS FINL 4.350% 4/09/25	105	112
	GILEAD SCIENCES INC 4.000% 9/01/36	40	44
	GLOBAL PAYMENTS INC 4.150% 8/15/49	195	209
	GOLDMAN SACHS GROUP 3.000% 4/26/22	335	339
	GOLDMAN SACHS GROUP 3.500% 11/16/26	150	158

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	GOLDMAN SACHS GROUP 3.850% 1/26/27	224	238
	GOLDMAN SACHS GROUP 4.800% 7/08/44	165	200
	HALLIBURTON CO 3.800% 11/15/25	150	160
	HALLIBURTON CO 4.850% 11/15/35	43	49
	HALLIBURTON COMPANY 6.700% 9/15/38	50	66
	HARRIS CORPORATION 3.832% 4/28/25	100	107
	HARRIS CORPORATION 4.854% 4/27/35	40	47
	HARTFORD FINL SVCS 4.300% 4/15/43	90	100
	HCA INC 5.125% 6/15/39	175	193
	HCA INC 5.250% 6/15/26	180	202
	HCP INC 3.500% 7/15/29	185	193
	HCP INC 4.200% 3/01/24	250	267
	HONEYWELL INTERNATIO 2.500% 11/01/26	200	204
	HSBC HOLDINGS PLC 4.250% 3/14/24	400	424
	HSBC HOLDINGS PLC 7.350% 11/27/32	224	306
	HUNTINGTON BANCSHARE 2.300% 1/14/22	115	116
	HUSKY ENERGY INC 3.950% 4/15/22	200	207
	IBM CORP 3.300% 5/15/26	380	401
	IBM CORP 3.500% 5/15/29	705	759
	ING GROEP NV 3.950% 3/29/27	200	216
	ING GROEP NV 4.100% 10/02/23	300	319
	INTERNATIONAL PAPER 3.000% 2/15/27	79	81
	INTL FLAVOR & FRAGRA 4.450% 9/26/28	65	71
	INTL FLAVOR & FRAGRA 5.000% 9/26/48	74	84
	INTL LEASE FINANCE 5.875% 8/15/22	150	163
	INTL LEASE FINANCE 8.625% 1/15/22	100	113
	INTL PAPER CO 8.700% 6/15/38	40	59
	INVESCO FINANCE PLC 3.750% 1/15/26	78	83
	JB HUNT TRANSPRT SVC 3.850% 3/15/24	100	105
	JB HUNT TRANSPRT SVC 3.875% 3/01/26	115	124
	JERSEY CENTRAL PWR 6.150% 6/01/37	30	39
	JOHN DEERE CAPITAL 2.250% 9/14/26	105	105
	JOHN DEERE CAPITAL 2.800% 9/08/27	100	103
	JOHNSON & JOHNSON 3.400% 1/15/38	123	132
	JOHNSON & JOHNSON 4.375% 12/05/33	22	26
	KANSAS CITY POWER & 4.200% 3/15/48	60	69
	KELLOGG CO 3.400% 11/15/27	52	54
	KEYCORP 2.900% 9/15/20	62	62
	KEYCORP 4.150% 10/29/25	100	110

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	KIMBERLY-CLARK CORP 2.750% 2/15/26	50	52
	KINDER MORGAN INC 4.300% 3/01/28	175	191
	KINDER MORGAN INC 5.200% 3/01/48	40	46
	KRAFT HEINZ FOODS CO 5.000% 7/15/35	395	439
	LASMO USA INC DTD 7.300% 11/15/27	70	90
	LIBERTY PROPERTY LP 3.250% 10/01/26	27	28
	LIFE STORAGE LP 4.000% 6/15/29	214	229
	LINCOLN NATIONAL COR 3.050% 1/15/30	160	161
	LINCOLN NATIONAL COR 4.200% 3/15/22	300	313
	LLOYDS BANKING GROUP 4.375% 3/22/28	200	221
	LLOYDS BANKING GROUP 4.450% 5/08/25	200	219
	LOCKHEED MARTIN CORP 3.100% 1/15/23	43	44
	LOCKHEED MARTIN CORP 4.500% 5/15/36	50	59
	LOUISVILLE GAS & ELE 3.300% 10/01/25	71	75
	LOUISVILLE GAS & ELE 4.650% 11/15/43	100	118
	LOWE'S COS INC 3.650% 4/05/29	178	190
	LOWE'S COS INC 4.550% 4/05/49	153	181
	MAGELLAN HEALTH SRVC 4.400% 9/22/24	21	22
	MAGELLAN MIDSTREAM 4.250% 2/01/21	250	256
	MARKEL CORP 3.500% 11/01/27	135	140
	MARTIN MARIETTA MATE 3.450% 6/01/27	73	75
	MARTIN MARIETTA MATE 3.500% 12/15/27	220	228
	MASCO CORP 6.500% 8/15/32	110	135
	MCCORMICK & CO 3.150% 8/15/24	75	78
	MCDONALD'S CORP 4.700% 12/09/35	101	120
	MCDONALD'S CORP 6.300% 10/15/37	38	52
	MEAD JOHNSON NUTRITI 4.125% 11/15/25	120	131
	MEAD JOHNSON NUTRITI 4.600% 6/01/44	35	42
	MEMORIAL HEALTH SERV 3.447% 11/01/49	310	305
*	METLIFE INC 4.368% 9/15/23	300	325
	MICROSOFT CORP 3.950% 8/08/56	55	65
	MICROSOFT CORP 4.000% 2/12/55	180	213
	MICROSOFT CORP 4.100% 2/06/37	136	161
	MICROSOFT CORP 4.200% 11/03/35	77	92
	MITSUBISHI UFJ FIN 3.407% 3/07/24	295	308
	MITSUBISHI UFJ FIN 3.751% 7/18/39	240	263
	MITSUBISHI UFJ FIN 3.761% 7/26/23	200	211
*	MORGAN STANLEY 3.625% 1/20/27	137	146
*	MORGAN STANLEY 3.750% 2/25/23	757	793

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
*	MORGAN STANLEY 3.875% 1/27/26	108	116
*	MORGAN STANLEY 4.100% 5/22/23	500	528
*	MORGAN STANLEY 4.300% 1/27/45	140	165
	MOSAIC CO 5.625% 11/15/43	150	176
	MPLX LP 4.125% 3/01/27	78	82
	MPLX LP 4.500% 4/15/38	80	81
	MPLX LP 4.800% 2/15/29	139	153
	MPLX LP 5.200% 3/01/47	40	43
	MYLAN INC 5.400% 11/29/43	50	55
	NATIONAL AUSTRALIA 3.375% 1/14/26	250	263
	NATIONAL RETAIL PROP 3.600% 12/15/26	62	65
	NATIONAL RETAIL PROP 4.000% 11/15/25	218	234
	NATIONAL RURAL UTIL 2.950% 2/07/24	31	32
	NATIONAL RURAL UTIL 3.900% 11/01/28	140	154
	NEWMONT GOLDCORP COR 2.800% 10/01/29	125	124
	NISOURCE FINANCE COR 6.250% 12/15/40	180	238
	NISOURCE INC 2.950% 9/01/29	125	125
	NOBLE ENERGY INC 3.250% 10/15/29	140	142
	NOBLE ENERGY INC 5.050% 11/15/44	60	67
	NOBLE ENERGY INC 6.000% 3/01/41	100	120
	NORFOLK SOUTHERN COR 3.850% 1/15/24	88	93
	NORFOLK SOUTHERN COR 3.942% 11/01/47	51	55
	NORTHERN STATE PWR 6.250% 6/01/36	30	42
	NORTHERN STATE PWR- 6.200% 7/01/37	50	70
	NORTHERN STATES PWR- 2.900% 3/01/50	170	162
	NORTHROP GRUMMAN COR 3.200% 2/01/27	80	83
	NORTHROP GRUMMAN COR 3.250% 1/15/28	50	52
	NOVARTIS CAPITAL COR 4.400% 5/06/44	100	122
	NUCOR CORP 6.400% 12/01/37	50	68
	NUTRIEN LTD 4.125% 3/15/35	100	105
	NUTRIEN LTD 4.200% 4/01/29	35	39
	NUTRIEN LTD 5.000% 4/01/49	55	66
	NVENT FINANCE SARL 4.550% 4/15/28	98	102
	OCCIDENTAL PETROLEUM 3.500% 8/15/29	290	296
	OCCIDENTAL PETROLEUM 4.200% 3/15/48	70	70
	OCCIDENTAL PETROLEUM 7.875% 9/15/31	200	268
	ONEBEACON US HOLDING 4.600% 11/09/22	150	158
	ONEOK INC 3.400% 9/01/29	60	61
	ONEOK INC 5.200% 7/15/48	200	227

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	ONEOK INC 7.500% 9/01/23	300	350
	ONEOK PARTNERS LP 3.375% 10/01/22	31	32
	ONEOK PARTNERS LP 5.000% 9/15/23	69	75
	ORACLE CORP 2.950% 5/15/25	200	208
	ORACLE CORP 2.950% 11/15/24	130	135
	ORACLE CORP 3.850% 7/15/36	267	293
	ORACLE CORP 3.900% 5/15/35	233	260
	ORACLE CORP 4.300% 7/08/34	200	234
	O'REILLY AUTOMOTIVE 3.600% 9/01/27	62	66
	ORIX CORP 2.900% 7/18/22	55	56
	ORIX CORP 3.700% 7/18/27	100	106
	PACCAR FINANCIAL COR 2.250% 2/25/21	60	60
	PACKAGING CORP OF AM 4.050% 12/15/49	195	203
	PEMEX PROJ FDG MASTE 6.625% 6/15/35	400	410
	PETRO-CANADA 5.350% 7/15/33	100	123
	PETRO-CANADA 5.950% 5/15/35	80	104
	PETRO-CANADA 6.800% 5/15/38	80	114
	PETROLEOS MEXICANOS 5.350% 2/12/28	71	71
	PETROLEOS MEXICANOS 6.500% 3/13/27	200	212
	PETROLEOS MEXICANOS 6.750% 9/21/47	104	104
	PFIZER INC 3.900% 3/15/39	210	237
	PHILLIPS 66 PARTNERS 3.150% 12/15/29	105	105
	PHILLIPS 66 PARTNERS 3.550% 10/01/26	15	16
	PHILLIPS 66 PARTNERS 3.605% 2/15/25	160	168
	PHILLIPS 66 PARTNERS 4.900% 10/01/46	40	45
	PLAINS ALL AMER PIPE 4.650% 10/15/25	150	161
	PLAINS ALL AMER PIPE 4.700% 6/15/44	110	107
	PNC FINANCIAL SERVIC 3.450% 4/23/29	200	213
	PRECISION CASTPARTS 3.250% 6/15/25	53	56
	PRECISION CASTPARTS 4.375% 6/15/45	80	93
	PRICELINE GROUP INC/ 3.550% 3/15/28	200	213
*	PRINCIPAL FINANCIAL 3.700% 5/15/29	105	115
	PROGRESS ENERGY INC 7.000% 10/30/31	50	68
	PROV ST JOSEPH HLTH 2.746% 10/01/26	28	28
	PSI ENERGY INC 6.120% 10/15/35	50	66
	PUBLIC SERVICE COLOR 3.550% 6/15/46	27	28
	PUBLIC SERVICE ELECT 2.250% 9/15/26	70	69
	PUBLIC STORAGE 3.385% 5/01/29	100	106
	RABOBANK NEDERLAND 4.625% 12/01/23	250	271

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	REALTY INCOME CORP 3.875% 4/15/25	75	81
	REALTY INCOME CORP 3.875% 7/15/24	250	267
	REGENCY CENTERS LP 2.950% 9/15/29	180	180
	REGIONS FINANCIAL CO 2.750% 8/14/22	38	39
	REGIONS FINANCIAL CO 3.800% 8/14/23	107	113
	REYNOLDS AMERICAN IN 5.700% 8/15/35	100	116
	ROCKWELL COLLINS INC 3.200% 3/15/24	37	39
	ROCKWELL COLLINS INC 4.350% 4/15/47	17	20
	ROGERS COMMUNICATION 4.350% 5/01/49	140	157
	ROPER TECHNOLOGIES 3.000% 12/15/20	25	25
	ROYAL BANK OF CANADA 3.700% 10/05/23	400	423
	RYDER SYSTEM INC 2.650% 3/02/20	150	150
	RYDER SYSTEM INC 2.875% 9/01/20	57	57
	SAN DIEGO G & E 6.125% 9/15/37	80	101
	SANTANDER UK GROUP 3.571% 1/10/23	200	205
	SELECT INCOME REIT 3.600% 2/01/20	160	160
	SELECT INCOME REIT 4.150% 2/01/22	550	563
	SENIOR HOUSING PROPE 4.750% 2/15/28	100	101
	SHELL INTERNATIONAL 2.250% 11/10/20	89	89
	SHERWIN-WILLIAMS CO 3.125% 6/01/24	41	42
	SHIRE ACQ INV IRELAN 2.875% 9/23/23	83	85
	SHIRE ACQ INV IRELAN 3.200% 9/23/26	360	371
	SOUTHERN CAL EDISON 3.650% 3/01/28	100	107
	SOUTHERN CAL EDISON 4.050% 3/15/42	150	155
	SOUTHERN CAL EDISON 4.125% 3/01/48	140	150
	SOUTHERN CALIF EDISO 5.550% 1/15/36	100	120
	SOUTHERN CALIF GAS 3.200% 6/15/25	150	157
	SOUTHERN CO GAS CAPI 3.950% 10/01/46	26	27
	SOUTHERN POWER CO 5.150% 9/15/41	70	79
	SOUTHWEST GAS CORP 3.800% 9/29/46	49	50
	SOUTHWESTERN ELEC PO 2.750% 10/01/26	200	200
	SOUTHWESTERN ELEC PO 3.550% 2/15/22	50	51
	SOUTHWESTERN PUBLIC 4.500% 8/15/41	30	35
	SPIRIT AIR 2017-1 PT 3.375% 2/15/30	71	73
	STEEL DYNAMICS INC 3.450% 4/15/30	225	228
	SUMITOMO MITSUI FINL 2.442% 10/19/21	53	53
	SUMITOMO MITSUI FINL 2.778% 10/18/22	99	101
	SUMITOMO MITSUI FINL 3.040% 7/16/29	480	490
	SUMITOMO MITSUI FINL 3.102% 1/17/23	138	142

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	SUMITOMO MITSUI FINL 3.936% 10/16/23	430	456
	SUNCOR ENERGY INC 5.950% 12/01/34	50	65
	SUNTRUST BANK 3.300% 5/15/26	200	208
	SUNTRUST BANKS INC 2.900% 3/03/21	59	60
	SVENSKA HANDELSBANKE 2.400% 10/01/20	250	251
	SYNCHRONY FINANCIAL 3.700% 8/04/26	110	114
	TAKEDA PHARMACEUTICA 5.000% 11/26/28	200	233
	TAMPA ELECTRIC CO 4.450% 6/15/49	225	267
	TC PIPELINES LP 3.900% 5/25/27	39	41
	TELEFONICA EMISIONES 4.665% 3/06/38	150	168
	THERMO FISHER SCIENT 2.950% 9/19/26	42	43
	THERMO FISHER SCIENT 3.000% 4/15/23	45	46
	TIME WARNER CABLE IN 5.500% 9/01/41	100	112
	TOLEDO EDISON COMPAN 6.150% 5/15/37	50	69
	TORONTO-DOMINION BAN 3.250% 3/11/24	150	157
	TRANS-CANADA PIPELIN 4.875% 1/15/26	139	156
	TRANS-CANADA PIPELIN 6.200% 10/15/37	60	78
	TRI-STATE GENERATION 4.250% 6/01/46	37	40
	TUCSON ELECTRIC POWE 4.850% 12/01/48	125	153
	TYSON FOODS INC 4.875% 8/15/34	50	60
	UDR INC 2.950% 9/01/26	32	33
	UDR INC 3.000% 8/15/31	30	30
	UDR INC 3.200% 1/15/30	190	194
	UNION CARBIDE CORP 7.750% 10/01/96	110	157
	UNION ELECTRIC CO 2.950% 6/15/27	50	52
	UNITED AIR 2013-1 A 4.300% 8/15/25	188	202
	UNITED AIR 2016-1 A 3.450% 7/07/28	75	77
	UNITED AIR 2016-1 AA 3.100% 7/07/28	179	183
	UNITED AIR 2016-1 B 3.650% 1/07/26	71	73
	UNITED AIR 2018-1 A 3.700% 3/01/30	108	111
	UNITED AIR 2018-1 AA 3.500% 3/01/30	183	188
	UNITED AIR 2018-1 B 4.600% 3/01/26	47	48
	UNITED AIR 2019-1 A 4.550% 8/25/31	272	294
	UNITED AIR 2019-1 AA 4.150% 8/25/31	254	274
	UNITED TECHNOLOGIES 3.750% 11/01/46	105	114
	UNITED TECHNOLOGIES 3.950% 8/16/25	465	507
	UNITED TECHNOLOGIES 4.450% 11/16/38	60	71
	UNITED TECHNOLOGIES 4.500% 6/01/42	555	665
	UNITEDHEALTH GROUP 3.100% 3/15/26	100	105

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	UNITEDHEALTH GROUP 4.625% 7/15/35	124	151
	VALERO ENERGY CORP 7.500% 4/15/32	21	29
	VENTAS REALTY LP 3.750% 5/01/24	200	210
	VENTAS REALTY LP 3.850% 4/01/27	31	33
	VENTAS REALTY LP 4.125% 1/15/26	34	36
	VERIZON COMMUNICATIO 4.272% 1/15/36	50	57
	VERIZON COMMUNICATIO 4.400% 11/01/34	70	81
	VERIZON COMMUNICATIO 4.500% 8/10/33	432	504
	VERIZON COMMUNICATIO 4.672% 3/15/55	480	593
	VERIZON COMMUNICATIO 4.862% 8/21/46	228	283
	VERIZON COMMUNICATIO 5.250% 3/16/37	101	127
	VIRGINIA ELEC & POWE 3.500% 3/15/27	100	107
	VIRGINIA ELEC & POWE 3.800% 4/01/28	60	65
	VIRGINIA ELEC & POWE 3.800% 9/15/47	50	54
	VMWARE INC 2.950% 8/21/22	140	143
	VODAFONE GROUP PLC 3.750% 1/16/24	170	180
	VODAFONE GROUP PLC 4.875% 6/19/49	310	360
	VORNADO REALTY LP 3.500% 1/15/25	70	73
	VR BANK OF AMERICA 3.093% 10/01/25	55	57
	VR BANK OF AMERICA 3.366% 1/23/26	100	105
	VR BANK OF AMERICA 3.550% 3/05/24	450	467
	VR BANK OF AMERICA 3.559% 4/23/27	700	740
	VR BANK OF AMERICA 3.705% 4/24/28	350	374
	VR BANK OF AMERICA 3.970% 3/05/29	300	327
	VR BANK OF AMERICA 4.078% 4/23/40	170	193
	VR BANK OF AMERICA 4.330% 3/15/50	170	205
	VR BANK OF MONTREAL 3.803% 12/15/32	67	70
	VR BARCLAYS PLC 4.338% 5/16/24	200	211
	VR BARCLAYS PLC 4.610% 2/15/23	220	230
	VR CITIGROUP INC 3.142% 1/24/23	102	104
	VR CITIGROUP INC 3.352% 4/24/25	355	369
	VR CITIGROUP INC 3.668% 7/24/28	290	309
	VR CITIGROUP INC 3.878% 1/24/39	50	55
	VR CITIGROUP INC 3.980% 3/20/30	300	328
	VR ENBRIDGE INC 6.250% 3/01/78	70	76
	VR EXELON CORP 3.497% 6/01/22	80	82
	VR GOLDMAN SACHS 4.223% 5/01/29	500	551
	VR GOLDMAN SACHS GRO 2.908% 6/05/23	834	848
	VR GOLDMAN SACHS GRO 3.272% 9/29/25	210	217

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	VR GOLDMAN SACHS GRO 3.691% 6/05/28	279	297
	VR GOLDMAN SACHS GRO 4.411% 4/23/39	210	239
	VR MAGELLAN MIDSTREA 6.400% 5/01/37	70	89
	VR MANULIFE FINANCIA 4.061% 2/24/32	140	145
	VR MIZUHO FINANCIAL 2.869% 9/13/30	280	280
*	VR MORGAN STANLEY 3.772% 1/24/29	333	358
*	VR MORGAN STANLEY 4.457% 4/22/39	135	159
	VR NORTHERN TRUST CO 3.375% 5/08/32	38	39
	VR PROGRESSIVE COR 5.375% 9/15/66	65	68
	VR ROYAL BK SCOTLND 3.754% 11/01/29	236	241
	VR ROYAL BK SCOTLND 4.269% 3/22/25	200	212
	VR ROYAL BK SCOTLND 4.445% 5/08/30	235	260
*	VR WELLS FARGO & COM 3.196% 6/17/27	335	348
	VR WESTPAC BANKING 4.322% 11/23/31	120	127
	WALT DISNEY COMPANY/ 7.625% 11/30/28	200	277
	WASTE MANAGEMENT INC 3.450% 6/15/29	100	107
*	WELLS FARGO & COMPAN 3.300% 9/09/24	200	210
*	WELLS FARGO & COMPAN 3.550% 9/29/25	500	529
*	WELLS FARGO & COMPAN 4.100% 6/03/26	36	39
*	WELLS FARGO & COMPAN 4.300% 7/22/27	148	162
*	WELLS FARGO & COMPAN 4.400% 6/14/46	149	170
*	WELLS FARGO & COMPAN 4.750% 12/07/46	161	193
*	WELLS FARGO & COMPAN 4.900% 11/17/45	67	82
	WELLTOWER INC 2.700% 2/15/27	18	18
	WELLTOWER INC 3.100% 1/15/30	115	116
	WELLTOWER INC 4.250% 4/01/26	100	109
	WESTERN UNION CO/THE 3.600% 3/15/22	100	103
	WESTLAKE CHEMICAL CO 3.600% 7/15/22	100	102
	WESTPAC BANKING CORP 2.850% 5/13/26	110	113
	WESTPAC BANKING CORP 4.421% 7/24/39	140	154
	WILLIAMS PARTNERS LP 3.900% 1/15/25	59	62
	WILLIAMS PARTNERS LP 4.850% 3/01/48	64	70
	WISCONSIN ENERGY COR 3.550% 6/15/25	238	253
	WP CAREY INC 4.000% 2/01/25	450	472
	WRKCO INC 3.900% 6/01/28	90	96
	WW GRAINGER INC 4.600% 6/15/45	91	109
	XCEL ENERGY INC 2.400% 3/15/21	25	25
	ZIMMER BIOMET HOLDIN 3.700% 3/19/23	34	35
	Total Corporate Debt Instruments		93,564

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)

	Common Stocks
	2U INC	20	485
	ABBVIE INC	45	3,949
	ABIOMED INC	22	3,719
	ACCELERON PHARMA INC	14	763
	ACCO BRANDS CORP	150	1,408
	ACI WORLDWIDE INC	34	1,281
	ACTIVISION BLIZZARD INC	113	6,720
	ADAPTIVE BIOTECHNOLOGIES CORP	19	562
	ADOBE INC	98	32,268
	AERCAP HOLDINGS NV	83	5,065
	AES CORP	130	2,583
	AFLAC INC	51	2,703
	AIR PRODS & CHEMS INC COM	16	3,713
	ALBANY INTL CORP NEW CL A	16	1,259
	ALBEMARLE CORP COM	25	1,793
	ALEXANDER & BALDWIN INC	73	1,540
	ALEXANDRIA REAL ESTATE EQUITIES	22	3,506
	ALEXION PHARMACEUTICALS INC	12	1,319
	ALIBABA GROUP HOLDING LTD ADR	85	18,007
	ALIGN TECHNOLOGY INC	45	12,557
	ALLEGHANY CORP DEL NEW	4	2,862
	ALLIANT ENERGY CORPORATION	37	2,019
	ALLSCRIPTS HEALTHCARE SOLUTIONS INC	128	1,253
	ALLSTATE CORP	32	3,598
	ALLY FINANCIAL INC	94	2,873
	ALPHABET INC CL A	16	21,631
	ALPHABET INC CL C	6	8,145
	AMAZON COM INC COM	22	39,211
	AMDOCS LIMITED COM	57	4,082
	AMEDISYS INC	7	1,093
	AMERICAN AIRLS GROUP INC	249	7,167
*	AMERICAN EXPRESS CO	5,428	675,727
	AMERICAN FINL GROUP INC OHIO COM	12	1,294
	AMERICAN TOWER CORP	34	7,699
	AMERICAN WOODMARK CORP COM	21	2,143
	AMERICOLD REALTY TRUST	51	1,775
*	AMERIPRISE FINL INC	16	2,665

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	AMETEK INC COM	33	3,311
	AMGEN INC	17	4,195
	AMN HEALTHCARE SERVICES INC	16	986
	ANNALY CAPITAL MANAGEMENT INC.	437	4,115
	ANTHEM INC	11	3,232
	APOLLO GLOBAL MANAGEMENT INC	21	988
	APTARGROUP INC COM	15	1,743
	ARAMARK	49	2,121
	ARES CAP CORP	36	673
	ARGO GROUP INTL HLDGS LTD	5	340
	ASSURANT INC	16	2,054
	ASSURED GUARANTY LTD USD 1.0	26	1,255
	ASTRAZENECA PLC ADR	56	2,812
	ASTRONICS CORP COM	34	954
	AT & T INC	327	12,752
	ATLANTIC UNION BANKSHARES CORP	35	1,326
	ATLASSIAN CORP PLC-CLASS A	40	4,874
	AUTOZONE INC	1	1,430
	AVALARA INC	31	2,243
	BANC OF CALIFORNIA INC	91	1,557
	BANCO SANTANDER CEN-SPON - ADR	675	2,795
	BANK OF AMERICA CORP	349	12,302
	BELDEN INC	37	2,017
*	BERKSHIRE HATHAWAY INC.	41	9,195
	BIO RAD LABS INC CL A	3	1,106
	BIOGEN INC	16	4,599
	BIOMARIN PHARMACEUTICAL INC	21	1,750
	BJ'S WHOLESALE CLUB HOLDINGS	100	2,275
	BLACK KNIGHT INC	24	1,562
	BLOOMIN' BRANDS INC	47	1,038
	BLUEBIRD BIO INC	5	456
	BLUEPRINT MEDICINES CORP	12	1,001
	BOOZ ALLEN HAMILTON HOLDING CO	60	4,291
	BOSTON BEER COMPANY INC-CL A	3	1,134
	BOSTON SCIENTIFIC CORP COM	55	2,469
	BP PLC - ADR	261	9,866
	BRANDYWINE RLTY TR BD	215	3,397
	BRIGHT HORIZONS FAMILY SOLUTIO	22	3,278
	BRIGHTVIEW HOLDINGS INC	46	783

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	BRINKS CO	12	1,096
	BRISTOL MYERS SQUIBB CO	56	3,575
	BROADRIDGE FINANCIAL SOLUTIONS	15	1,841
	BROWN FORMAN CORP CL B	45	3,015
	BRUNSWICK CORP	12	726
	BURLINGTON STORES INC	7	1,520
	BWX TECHNOLOGIES INC	19	1,180
	CABLE ONE INC	1	811
	CACI INTL INC FORMERLY CACI INC TO	7	1,819
	CACTUS INC	13	432
	CAMPBELL SOUP CO	68	3,366
	CANADIAN NAT RES LTD	323	10,452
	CAPITAL ONE FINANCIAL CORP	32	3,314
	CARLISLE COS INC	9	1,408
	CARTER HOLDINGS	14	1,499
	CARVANA CO	7	601
	CASELLA WASTE SYS INC CL A	29	1,348
	CATALENT INC	37	2,102
	CATO CORP NEW CL A	29	497
	CBIZ INC	18	477
	CDK GLOBAL INC	27	1,477
	CENTURYLINK, INC	299	3,950
	CF INDS HLDGS INC	27	1,294
	CHARLES RIVER LABORATORIES	10	1,497
	CHARTER COMMUNICATIONS INC-A	9	4,269
	CHEGG INC	19	735
	CHEMED CORP NEW	1	483
	CHEVRON CORP	39	4,736
	CHEWY INC	35	1,033
	CHIPOTLE MEXICAN GRILL INC	1	1,205
	CHUBB LTD	18	2,827
	CINCINNATI FINANCIAL CORP	25	2,650
	CINEMARK HOLDINGS INC	77	2,610
	CISCO SYSTEMS INC	37	1,784
	CISION LTD	47	469
	CITIGROUP INC.	218	17,393
	CLEAN HARBORS INC	32	2,758
	CLOROX CO	18	2,702
	COGNEX CORP	8	476

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	COHERENT INC	6	968
	COMCAST CORP CLASS A	81	3,652
	CONOCOPHILLIPS	116	7,498
	COOPER COS INC COM NEW	4	1,125
	COOPER TIRE & RUBR CO	30	858
	CORNING INC	127	3,697
	CORPORATE OFFICE PROPERTIES COM	57	1,679
	CORTEVA INC	121	3,588
	COSTAR GROUP, INC	30	17,752
	COSTCO WHOLESALE CORP	11	3,150
	COUPA SOFTWARE INC	8	1,126
	CROWN HLDGS INC	72	5,223
	CTS CORP	37	1,096
	CUBESMART	4	120
	CURTISS WRIGHT CORP COM	9	1,300
	CUSHMAN & WAKEFIELD PLC	90	1,840
	CVS HEALTH CORPORATION	73	5,423
	D R HORTON INC COM	66	3,492
	DATADOG INC	10	385
	DECIPHERA PHARMACEUTICALS INC	13	814
	DELTA AIR LINES INC	53	3,099
	DESIGNER BRANDS INC	27	428
	DEVON ENERGY CORPORATION	137	3,553
	DEXCOM INC	9	2,012
	DIAMONDROCK HOSPITALITY CO	73	811
	DISCOVER FINANCIAL SERVICES	42	3,537
	DISCOVERY COMMUNICATIONS-A	93	3,038
	DISH NETWORK CORP	84	2,969
	DOMINOS PIZZA INC	5	1,381
	DORIAN LPG LTD	68	1,049
	DOW INC	17	940
	DUPONT DE NEMOURS INC	17	1,103
	DXC TECHNOLOGY CO	21	786
	E*TRADE GROUP	41	1,865
	EAGLE MATLS INC	19	1,746
	EASTMAN CHEM CO COM	41	3,275
	EBAY INC	114	4,099
	EDWARDS LIFESCIENCES CORP	65	15,218
	ELANCO ANIMAL HEALTH INC	29	860

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	ELASTIC NV	22	1,455
	EMCOR GROUP INC COM	10	837
	ENCOMPASS HEALTH CORP	25	1,711
	ENTEGRIS INC	24	1,212
	ENVESTNET INC	35	2,401
	EPAM SYSTEMS INC	7	1,583
	EQUINIX INC	7	4,109
	ERA GROUP INC	38	388
	ESCO TECHNOLOGIES INC	17	1,581
	ETSY INC	19	850
	EURONET WORLDWIDE INC.	10	1,520
	EVERCORE INC	16	1,159
	EVEREST RE GROUP LTD	4	1,049
	EVO PAYMENTS INC	26	687
	EXACT SCIENCES CORP	18	1,618
	FACEBOOK INC	140	28,718
	FAIR ISSAC, INC	3	1,143
	FASTENAL CO	78	2,867
	FIDELITY NATL INFORMATION SVCS INC	24	3,338
	FIFTH THIRD BANCORP	97	2,991
	FIRST HAWAIIAN INC	75	2,167
	FIRST MIDWEST BANCORP INC DEL	66	1,520
	FIRST SOURCE CORP	19	992
	FIVE BELOW INC	18	2,396
	FLIR SYS INC COM	16	845
	FLOOR & DECOR HOLDINGS INC	190	9,649
	FORD MOTOR COMPANY	212	1,971
	FORRESTER RESEARCH INC COM	26	1,099
	FORTIVE CORP	41	3,155
	FORWARD AIR CORP	19	1,336
	FRANKLIN RESOURCES INC	87	2,250
	FREEPORT-MCMORAN INC.	413	5,424
	GAMING AND LEISURE PROPE-W/I	56	2,394
	GARTNER INC	2	277
	GATX CORP	17	1,428
	GENERAL MOTORS CO	256	9,379
	GENPACT LTD	23	956
	GENTHERM INC	27	1,208
	GILEAD SCIENCES INC	35	2,248

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	GLOBAL BLOOD THERAPEUTICS INC	6	509
	GRAND CANYON EDUCATION INC	10	910
	GREAT WESTERN BANCORP INC	40	1,388
	HAEMONETICS CORP MASS	10	1,121
	HALLIBURTON CO	248	6,071
	HAMILTON LANE INC	16	924
	HANCOCK WHITNEY CORP	39	1,726
	HCA HOLDINGS INC	22	3,296
	HEALTHEQUITY INC	30	2,202
	HELEN OF TROY LIMITED	5	867
	HENRY JACK & ASSOC INC COM	12	1,821
	HEWLETT PACKARD ENTERPRISE CO	176	2,793
	HEXCEL CORP NEW COM	12	843
	HILLTOP HOLDINGS INC	34	837
	HILTON GRAND VACATIONS INC	21	736
	HOLLYFRONTIER CORP	71	3,621
	HOME DEPOT INC	16	3,563
	HORIZON THERAPEUTICS PLC	61	2,202
	HORMEL FOODS CORP COM	84	3,789
	HOST HOTELS & RESORTS, INC.	167	3,094
	HOULIHAN LOKEY INC	34	1,651
	HUBBELL INCORPORATED	12	1,843
	HUDSON PACIFIC PROPERTIES INC	44	1,655
	HUNTINGTON BANCSHARES INC	201	3,025
	HUNTINGTON INGALLS INDUSTRIES	5	1,224
	HUNTSMAN CORP	186	4,491
	HURON CONSULTING GROUP INC	31	2,143
	IAA INC	67	3,193
	ICF INTERNATIONAL INC	14	1,285
	ICU MED INC COM	5	872
	IDACORP INC	20	2,113
	IHS MARKIT LTD	86	6,473
	ILLUMINA INC	50	16,569
	IMAX CORP COM	19	388
	IMMUNOMEDICS INC	31	653
	INGEVITY CORP	12	1,009
	INGREDION INC	56	5,187
	INSTALLED BUILDING PRODUCTS IN	13	922
	INSULET CORP	8	1,370

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	INTEGRA LIFESCIENCES HOLDING	14	830
	INTERCONTINENTAL EXCHANGE, INC	27	2,490
	INTERNATIONAL BANCSHARES CRP	42	1,796
	INTUIT COM	74	19,304
	IPG PHOTONICS CORP	24	3,464
	IRHYTHM TECHNOLOGIES INC	23	1,536
	ITT INC	9	665
	J & J SNACK FOODS CORP	4	774
	J2 GLOBAL INC	14	1,293
	JAZZ PHARMACEUTICALS PLC	40	5,965
	JOHNSON & JOHNSON	36	5,280
	JOHNSON CONTROLS INTERNATION	70	2,850
*	JPMORGAN CHASE & CO	33	4,623
	KAR AUCTION SERVICES INC	38	817
	KEMPER CORP	19	1,478
	KEYCORP NEW	156	3,159
	KNIGHT-SWIFT TRANSPORTATION	21	738
	KOHLS CORP	38	1,926
	KONTOOR BRANDS INC	30	1,258
	KOSMOS ENERGY LTD	240	1,366
	KROGER CO	97	2,809
	L3HARRIS TECHNOLOGIES INC	14	2,810
	LAMB WESTON HOLDINGS INC	26	2,287
	LATTICE SEMICONDUCTOR CORP	51	984
	LEAR CORP	24	3,224
	LHC GROUP INC	4	496
	LINCOLN ELECTRIC HOLDINGS COM	7	638
	LITTELFUSE INC COM	8	1,473
	LKQ CORP	30	1,081
	LOUISIANA PAC CORP	9	281
	LUXFER HOLDINGS PLC	78	1,453
	LYONDELLBASELL INDU-CL A	36	3,449
	MACY'S INC	91	1,547
	MAGNA INTL INC CL A	77	4,240
	MAGNOLIA OIL GAS CORP CL A	85	1,064
	MARATHON OIL CORP	241	3,270
	MARATHON PETROLEUM CORP	62	3,748
	MARVELL TECHNOLOGY GROUP	232	6,164
	MASTERCARD INC	18	5,262

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	MATADOR RESOURCES CO	30	539
	MATCH GROUP INC	283	23,245
	MATTHEWS INTL CORP	24	920
	MCDONALDS CORP	15	3,043
	MEDTRONIC PLC	50	5,638
	MERCADOLIBRE INC	2	1,370
	MERCK & CO INC NEW	52	4,757
	MERCURY GEN CORP NEW	31	1,493
	MERCURY SYSTEMS INC	17	1,150
*	METLIFE INC	60	3,033
	MGIC INVT CORP WI	58	815
	MICRON TECHNOLOGY INC	81	4,340
	MICROSOFT CORP	103	16,227
	MIDDLEBY CORP	9	964
	MIRATI THERAPEUTICS INC	41	5,245
	MKS INSTRS INC	8	913
	MOHAWK INDS INC COM	32	4,364
	MOLSON COORS BEVERAGE CO - B	110	5,951
	MONGODB INC	9	1,195
	MONOLITHIC PWR SYS INC	11	2,039
	MONRO INC	10	790
	MONSTER BEVERAGE CORP	178	11,282
*	MORGAN STANLEY	56	2,852
	MORPHOSYS AG ADR	22	785
	MOTOROLA SOLUTIONS, INC.	6	1,025
	MSA SAFETY INC	10	1,266
	MUELLER INDS INC	68	2,167
	MYLAN N V	240	4,821
	NATERA INC	12	398
	NATIONAL VISION HOLDINGS INC	38	1,232
	NATUS MEDICAL INC	17	554
	NCR CORPORATION COM	29	1,018
	NEENAH, INC	21	1,510
	NETFLIX INC	60	19,285
	NEW JERSEY RES CORP	15	656
	NEW YORK CMNTY BANCORP INC	90	1,079
	NEWMONT CORP	140	6,070
	NICE LTD - SPON ADR	4	683
	NOMAD FOODS LTD	57	1,278

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	NORDSON CORP	2	342
	NORFOLK SOUTHERN CORP	20	3,941
	NORTHWEST BANCSHARES INC/MD	88	1,469
	NORWEGIAN CRUISE LINE HOLDING	60	3,481
	NOVANTA INC	13	1,129
	NOVOCURE LTD	6	531
	NUVASIVE INC	5	379
	NVENT ELECTRIC PLC-W/I	62	1,576
	NVIDIA CORP	34	7,976
	OKTA INC	9	1,075
	ONTO INNOVATION INC	46	1,669
	ORACLE CORPORATION	27	1,430
	ORION ENGINEERED CARBONS SA	92	1,780
	OXFORD INDS INC	11	857
	PAPA JOHNS INTL INC COM	15	938
	PARSLEY ENERGY INC-CLASS A	49	919
	PAYLOCITY HOLDING CORP	17	2,078
	PAYPAL HOLDINGS INC	47	5,089
	PENN VA CORP NEW	28	855
	PENTAIR PLC	22	995
	PERFORMANCE FOOD GROUP CO	23	1,184
	PERKINELMER, INC	14	1,401
	PFIZER INC	236	9,231
	PHILLIPS 66	29	3,220
	PHYSICIANS REALTY TRUST	217	4,106
	PLURALSIGHT INC	25	430
	POST HOLDINGS INC	10	1,075
	POTLATCHDELTIC CORP	32	1,405
	PPG INDUSTRIES INC	23	3,017
	PRA HEALTH SCIENCES INC	9	1,000
	PRIMORIS SERVIES CORPORATION	38	848
*	PRINCIPAL FINANCIAL GROUP	49	2,690
	PROCTER & GAMBLE CO	36	4,471
	PROTO LABS INC	10	1,036
	PRUDENTIAL FINL INC	29	2,747
	PTC THERAPEUTICS INC	9	447
	PULTE GRP INC	202	7,822
	Q2 HOLDINGS INC	14	1,103
	QUALCOMM INC	19	1,641

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	REALREAL INC/THE	9	177
	REALTY INCOME CORP COM	47	3,446
	REGIONS FINL CORP NEW	203	3,487
	REINSURANCE GROUP AMER CLASS A NEW	23	3,773
	REPUBLIC SERVICES INC CL A COMM	43	3,827
	RETAIL PROPERTIES OF AME-A	69	922
	ROGERS CORP COM	13	1,537
	ROYAL DUTCH SHELL PLC ADR	58	3,454
	RPM INTERNATIONAL INC	29	2,209
	RPT REALTY	133	2,007
	S&P GLOBAL INC	11	2,993
	SAGE THERAPEUTICS INC	6	433
	SAIA INC	22	2,103
	SAILPOINT TECHNOLOGIES HOLDING	28	673
	SALESFORCE COM INC	148	24,108
	SAREPTA THERAPEUTICS INC	56	7,202
	SCHLUMBERGER LTD	193	7,775
	SCHWAB CHARLES CORP NEW	69	3,286
	SCORPIO TANKERS INC	35	1,385
	SEA LTD-ADR	57	2,280
	SEACOR HOLDINGS INC	20	865
	SEACOR MARINE HOLDINGS INC	32	437
	SEALED AIR CORP COM	40	1,601
	SELECT MEDICAL HOLDINGS CORPORATION	19	453
	SENSIENT TECHNOLOGIES CORP	17	1,130
	SERVICENOW INC	134	37,656
	SIGNATURE BANK	4	560
	SILK ROAD MEDICAL INC	33	1,344
	SITEONE LANDSCAPE SUPPLY INC	11	975
	SLM CORP	215	1,919
	SMARTSHEET INC	15	683
	SOLAR CAPITAL LTD	36	734
	SOUTH JERSEY INDS INC COM	25	826
	SOUTHERN CO	48	3,045
	SPECTRUM BRANDS HLDGS INC NEW	29	1,877
	SPIRE INC	10	862
	SPLUNK INC	25	3,798
	STAG INDUSTRIAL INC	58	1,839
	STEELCASE INC CL A	59	1,215

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	STEPAN CO COM	13	1,308
	STERIS PLC	8	1,196
	STRATEGIC EDUCATION INC	5	810
	SUMMIT HOTEL PROPERTIES INC	72	888
	SUMMIT MATERIALS INC	51	1,230
	SUN CMNTYS INC COM	22	3,287
	SYNCHRONY FINANCIAL	93	3,363
	SYNOVUS FINANCIAL CORP	31	1,225
	TAKE-TWO INTERACTIVE SOFTWARE	10	1,245
	TANDEM DIABETES CARE INC	18	1,085
	TCF FINANCIAL CORP	39	1,835
	TELEDYNE TECHNOLOGIES INC	3	1,019
	TETRA TECH INC NEW	15	1,301
	TEXAS INSTRUMENTS INC	79	10,161
	THE CHILDREN'S PLACE INC	15	924
	THE HERSHEY COMPANY	24	3,557
	THE SCOTTS MIRACLE-GRO COMPANY CL A	10	1,051
	THERMON GROUP HOLDINGS INC	61	1,639
	TRADE DESK INC/THE	8	2,037
	TRANSUNION	78	6,661
	TREX COMPANY INC	9	798
	TRI POINTE HOMES INC	104	1,624
	TRIMAS CORP	79	2,494
	TRINET GROUP INC	18	991
	TURNING POINT THERAPEUTICS INC	10	617
	TWILIO INC	54	5,286
	TWIST BIOSCIENCE CORP	16	346
	TWO HARBORS INVESTMENT CORP	175	2,563
	TYLER TECHNOLOGIES INC	6	1,800
	TYSON FOODS INC CL A DEL	57	5,207
	UGI CORP NEW COM	41	1,858
	ULTA BEAUTY, INC	11	2,795
	UNITED AIRLINES HOLDINGS, INC.	31	2,748
	US BANCORP	52	3,095
	US FOODS HOLDING CORP	25	1,059
	VAIL RESORTS INC COM	6	1,343
	VALMONT INDS INC	11	1,647
	VEEVA SYSTEMS INC	8	1,070
	VIAVI SOLUTIONS INC	55	826

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	VISA INC-CLASS A SHRS	247	46,397
	VOYA FINANCIAL INC	52	3,153
	WALGREENS BOOTS ALLIANCE INC	46	2,694
	WALT DISNEY CO	24	3,543
	WASHINGTON FEDERAL INC	45	1,633
	WASTE CONNECTIONS INC	19	1,731
	WASTE MANAGEMENT INC	31	3,578
	WEBSTER FINL CORP WATERBURY CONN	24	1,304
*	WELLS FARGO & CO	62	3,309
	WESTERN ALLIANCE BANCORPORATION	30	1,687
	WESTERN DIGITAL CORP	65	4,126
	WEX INC	19	3,800
	WHITE MTNS INS GROUP	4	4,261
	WILLIAMS SCOTSMAN CORP	72	1,328
	WILLIAMS SONOMA INC	14	1,004
	WISDOMTREE INVESTMENTS INC	75	363
	WNS HOLDINGS LTD ADR	78	5,142
	WOODWARD INC.	26	3,101
	WORKDAY INC	39	6,463
	WORLD WRESTLING ENTERTAINMENT INC	16	1,020
	WPX ENERGY INC	165	2,267
	XYLEM INC/NY	40	3,144
	YUM BRANDS INC	26	2,579
	ZAI LAB LTD-ADR	12	500
	ZENDESK INC	32	2,439
	ZIMMER BIOMET HOLDINGS, INC	22	3,256
	ZIONS BANCORP NA	41	2,145
	ZOETIS INC	144	19,124
	ZYNGA INC	186	1,138
	Total Common Stocks		2,131,365

	U.S. Government and Agency Obligations
	FHLMC POOL #Q42018 3.500% 7/01/46	432	449
	FNMA POOL #465787 3.880% 8/01/20	844	845
	FNMA POOL #467757 4.330% 4/01/21	260	265
	FNMA POOL #468066 4.295% 6/01/21	1,171	1,205
	FNMA POOL #468542 4.500% 8/01/21	500	515
	FNMA POOL #AM6602 2.630% 9/01/21	1,500	1,510
	FNMA POOL #AM7514 3.070% 2/01/25	2,900	3,020

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	FNMA POOL #AM7619 2.940% 1/01/23	1,845	1,886
	FNMA POOL #AM7901 3.360% 2/01/30	92	98
	FNMA POOL #AM8141 2.780% 3/01/27	902	927
	FNMA POOL #AM8572 2.750% 4/01/25	3,643	3,742
	FNMA POOL #AM8856 2.920% 6/01/30	4,680	4,816
	FNMA POOL #AM9014 3.200% 6/01/30	4,960	5,224
	FNMA POOL #AM9169 3.080% 6/01/27	2,017	2,113
	FNMA POOL #AM9320 3.300% 7/01/30	2,579	2,746
	FNMA POOL #AM9432 3.120% 12/01/22	1,867	1,917
	FNMA POOL #AM9491 3.550% 8/01/30	126	136
	FNMA POOL #AM9567 2.970% 7/01/24	1,412	1,457
	FNMA POOL #AM9615 2.680% 9/01/22	3,304	3,361
	FNMA POOL #AM9658 2.820% 1/01/22	1,401	1,420
	FNMA POOL #AN0193 3.000% 8/01/24	564	582
	FNMA POOL #AN4172 3.370% 2/01/32	688	738
	FNMA POOL #AN4975 3.210% 3/01/29	1,500	1,587
	FNMA POOL #AN5935 3.130% 7/01/27	963	1,006
	FNMA POOL #AN6026 2.980% 6/01/27	770	798
	FNMA POOL #AN6271 3.100% 8/01/29	85	90
	FNMA POOL #AN6850 3.220% 9/01/32	1,000	1,033
	FNMA POOL #AN7596 3.160% 6/01/30	1,357	1,422
	FNMA POOL #BK8753 4.500% 6/01/49	1,467	1,574
	FNMA POOL #BL0907 3.880% 12/01/28	1,350	1,487
	FNMA POOL #BL0985 3.890% 12/01/28	1,133	1,246
	FNMA POOL #BL0995 3.940% 1/01/29	1,037	1,141
	FNMA POOL #BL2086 3.450% 5/01/29	1,750	1,874
	FNMA POOL #BL3212 3.090% 7/01/31	1,586	1,656
	FNMA POOL #BL3217 3.330% 7/01/34	2,311	2,474
	FNMA POOL #BL4333 2.520% 11/01/29	1,500	1,513
	FNMA POOL #BL4791 2.710% 11/01/29	1,000	1,024
	FNMA POOL #BM3375 4.000% 1/01/48	1,329	1,422
	FNMA POOL #BM3499 4.000% 3/01/48	3,543	3,778
	FNMA POOL #FM2096 3.500% 11/01/49	2,400	2,523
	GNMA POOL #784044 4.990% 11/20/37	1,774	1,899
	GNMA POOL #784045 4.500% 7/20/45	1,181	1,247
	GNMA POOL #784602 4.000% 5/20/38	1,677	1,736
	GNMA POOL #BA7567 4.500% 5/20/48	816	862
	GNMA POOL #BI0416 4.500% 11/20/48	923	977
	GNMA POOL #BJ1318 5.000% 5/20/49	1,289	1,397

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	GNMA POOL #BK7169 5.000% 12/20/48	858	918
	GNMA POOL #BL7729 5.000% 5/20/49	1,180	1,281
	GNMA POOL #BM9692 4.500% 7/20/49	1,789	1,920
	RFCSP STRIP PRINCIPAL 1/15/30	500	393
	TENN VAL AUTH CPN STRIP 3/15/32	300	219
	TENN VALLEY AUTH 4.250% 9/15/65	124	161
	TENN VALLEY AUTH 4.625% 9/15/60	70	96
	TVA PRIN STRIP 6/15/35	500	321
	U S TREASURY SEC STRIPPED 2/15/20	2,300	2,295
	U S TREASURY SEC STRIPPED 2/15/22	1,200	1,159
	U S TREASURY SEC STRIPPED 2/15/30	1,300	1,054
	U S TREASURY SEC STRIPPED 5/15/20	2,450	2,435
	U S TREASURY SEC STRIPPED 5/15/23	2,195	2,073
	U S TREASURY SEC STRIPPED 5/15/30	850	686
	U S TREASURY SEC STRIPPED 8/15/20	800	792
	U S TREASURY SEC STRIPPED 8/15/21	1,000	975
	U S TREASURY SEC STRIPPED 8/15/23	205	193
	US TREAS SEC STRIPPED	300	229
	US TREAS SEC STRIPPED 5/15/33	900	669
	US TREAS SEC STRIPPED 11/15/32	1,000	753
	US TREAS SEC STRIPPED 11/15/33	900	659
	US TREASURY BOND 2.250% 8/15/46	3,631	3,537
	US TREASURY BOND 2.250% 8/15/49	60	58
	US TREASURY BOND 2.500% 2/15/45	6,600	6,750
	US TREASURY BOND 2.750% 8/15/42	2,500	2,676
	US TREASURY BOND 2.750% 11/15/42	240	257
	US TREASURY BOND 3.000% 2/15/48	80	90
	US TREASURY BOND 3.125% 2/15/43	2,000	2,273
	US TREASURY BOND 3.125% 11/15/41	1,500	1,705
	US TREASURY BOND 3.375% 5/15/44	3,459	4,102
	US TREASURY BOND 3.625% 2/15/44	1,000	1,231
	US TREASURY BOND 3.625% 8/15/43	2,700	3,318
	US TREASURY BOND 3.750% 11/15/43	7,037	8,818
	US TREASURY BOND 4.375% 2/15/38	200	266
	US TREASURY BOND 4.375% 5/15/41	3,380	4,564
	US TREASURY BOND 4.500% 2/15/36	777	1,032
	US TREASURY NOTE 2/15/20	2,450	2,445
	US TREASURY NOTE 1.125% 2/28/21	11,700	11,631
	US TREASURY NOTE 1.375% 4/30/20	36	36

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	US TREASURY NOTE 1.375% 8/31/23	4,500	4,459
	US TREASURY NOTE 1.500% 2/28/23	16,500	16,443
	US TREASURY NOTE 1.750% 9/30/22	1,500	1,506
	US TREASURY NOTE 1.750% 11/30/21	400	401
	US TREASURY NOTE 2.000% 4/30/24	7,000	7,096
	US TREASURY NOTE 2.000% 6/30/24	81	82
	US TREASURY NOTE 2.000% 11/15/26	2,140	2,165
	US TREASURY NOTE 2.125% 1/31/21	2,400	2,413
	US TREASURY NOTE 2.125% 2/29/24	1,080	1,100
	US TREASURY NOTE 2.250% 2/15/27	67	69
	US TREASURY NOTE 2.250% 11/15/24	52	53
	US TREASURY NOTE 2.250% 11/15/25	46	47
	US TREASURY NOTE 2.500% 5/15/24	74	77
	US TREASURY NOTE 2.500% 8/15/23	1,600	1,648
	US TREASURY NOTE 2.625% 5/15/21	5,917	5,998
	US TREASURY NOTE 2.625% 8/15/20	700	704
	US TREASURY NOTE 2.625% 11/15/20	2,500	2,521
	US TREASURY NOTE 2.750% 5/31/23	194	201
	US TREASURY NOTE 2.875% 4/30/25	115	122
	US TREASURY NOTE 2.875% 5/31/25	170	180
	US TREASURY NOTE 2.875% 10/31/20	1,000	1,010
	US TREASURY NOTE 3.500% 5/15/20	3,500	3,523
	US TREASURY SEC STRIPPED	7,325	5,610
	VR FNMA POOL #AL7395 5.564% 9/01/55	2,200	2,456
	Total U.S. Government and Agency Obligations		208,692

	Common/Collective Trusts
*	AMEX R/VANGUARD FIDUCIARY EXT MKT	3,820	398,193
*	AMEX R/VANGUARD FIDUCIARY INTL STK	933	100,658
*	AMEX R/VANGUARD FIDUCIARY TOT BD	859	94,193
*	BLACKROCK INSTL/MSCI EAFE SMALL CAP	3,266	83,966
*	COLUMBIA TRUST GOV MONEY MKT FUND	49,434	49,434
*	FIAM GRP TR FOR/CORE PLUS COMMINGLE	4,574	102,907
	LOOMIS SAYLES CORE PLUS FULL DISC TR	4,602	102,998
*	MSIM/INTERNATIONAL EQUITY II TRUST	8,056	287,588
	NEUBERGER BERMA/EMERGING MKTS EQUIT	4,812	65,824
*	VANGUARD EMPLOYEE BENEFIT INDEX #528	2,583	1,000,132
	Total Common/Collective Trusts		2,285,893

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	Mutual Funds
	AMER FNDS EUROPAC GROW-R6 #2616	5,994	332,959
	DFA EMERGING MARKETS VALUE FD #5095	2,020	57,956
	Total Mutual Funds		390,915

	Self-Directed Brokerage Accounts
	CASH EQUIVALENTS		15,357
	COMMON STOCK		7,347
	MUTUAL FUNDS		115,660
	Total Self-Directed Brokerage Accounts		138,364

	Other Investments
	Asset-Backed Securities
	ALLY AUTO RECEIVABLE 2.930% 11/15/23	313	315
	AMERICAN CREDIT ACCE 2.690% 12/12/25	485	485
	AMERICAN CREDIT ACCE 2.760% 9/12/25	895	898
	AMERICAN CREDIT ACCE 2.860% 6/12/23	101	101
	AMERICAN CREDIT ACCE 2.910% 2/13/23	5	5
	AMERICAN CREDIT ACCE 3.550% 4/10/24	486	488
	AMERICAN CREDIT ACCE 3.700% 7/10/24	959	965
	AMERICAN CREDIT ACCE 6.090% 5/12/22	79	79
	AMERICAN HOMES 4 REN 3.467% 4/17/52	366	377
	AMERICAN HOMES 4 REN 3.678% 12/17/36	683	709
	AMERICAN HOMES 4 REN 3.786% 10/17/36	456	477
	AMERICAN HOMES 4 REN 4.407% 4/17/52	720	752
	AMERICAN HOMES 4 REN 5.639% 4/17/52	150	161
	AMERICAN HOMES 4 REN 6.070% 10/17/45	142	156
	AMERICREDIT AUTOMOBI 1.870% 8/18/21	7	7
	AMERICREDIT AUTOMOBI 2.690% 6/19/23	341	344
	AMERICREDIT AUTOMOBI 2.710% 8/18/22	154	155
	AMERICREDIT AUTOMOBI 2.970% 3/20/23	871	880
	AMERICREDIT AUTOMOBI 3.080% 12/18/23	1,699	1,726
	AMERICREDIT AUTOMOBI 3.130% 1/18/23	347	351
	ASCENTIUM EQUIPMENT 2.290% 6/10/21	108	108
	ASCENTIUM EQUIPMENT 2.850% 10/10/21	550	554
	B2R MORTGAGE TRUST 3.336% 11/15/48	92	93
	BB-UBS TRUST 3.430% 11/05/36	1,350	1,401
	BUSINESS JET SECURIT 4.212% 7/15/34	630	646
	BUSINESS JET SECURIT 4.335% 2/15/33	448	453

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	BUSINESS JET SECURIT 4.447% 6/15/33	452	459
	CABELA'S MASTER CRED 2.250% 7/17/23	185	185
	CAMILLO 2016-SFR1 5.000% 12/05/23	365	364
	CAPITAL AUTO RECEIVA 3.150% 2/20/25	427	432
	CARMAX AUTO OWNER TR 2.200% 6/15/22	500	500
	CARMAX AUTO OWNER TR 2.600% 2/15/23	211	212
	CARMAX AUTO OWNER TR 2.700% 10/16/23	171	173
	CARMAX AUTO OWNER TR 3.370% 7/15/24	298	303
	CARMAX AUTO OWNER TR 3.390% 10/16/23	300	303
	CARNOW AUTO RECEIVAB 2.920% 9/15/22	8	8
	CARVANA AUTO RECEIVA 3.000% 6/17/24	1,300	1,303
	CIG AUTO RECEIVABLES 2.710% 5/15/23	32	32
	COLONY AMERICAN FINA 2.544% 6/15/48	103	103
	COLONY AMERICAN FINA 2.554% 11/15/48	120	120
	COLONY AMERICAN FINA 2.896% 10/15/47	54	54
	COMM MORTGAGE TRUST 3.759% 8/10/48	313	334
	CPS AUTO TRUST 2.860% 6/15/23	342	342
	CPS AUTO TRUST 2.920% 2/15/22	218	218
	CPS AUTO TRUST 3.010% 10/17/22	554	555
	CPS AUTO TRUST 3.050% 12/15/23	169	170
	CPS AUTO TRUST 3.790% 6/15/23	396	402
	CPS AUTO TRUST 4.400% 6/17/24	118	122
	CREDIT ACCEPTANCE AU 2.560% 10/15/25	11	11
	CREDIT ACCEPTANCE AU 3.060% 3/15/29	1,600	1,598
	CREDIT ACCEPTANCE AU 3.350% 6/15/26	354	357
	CREDIT ACCEPTANCE AU 3.480% 2/17/26	318	319
	CREDIT ACCEPTANCE AU 3.480% 10/15/26	682	692
	CREDIT ACCEPTANCE AU 3.600% 4/15/27	990	1,007
	CREDIT ACCEPTANCE AU 4.160% 9/15/27	395	408
	DBWF 2015-LCM M/MTG 1.000% 6/10/34	255	256
	DELL EQUIPMENT FINAN 2.730% 10/24/22	336	337
	DELL EQUIPMENT FINAN 2.950% 4/22/22	229	229
	DRIVE AUTO RECEIVABL 2.750% 9/15/23	26	26
	DRIVE AUTO RECEIVABL 2.800% 7/15/22	69	69
	DRIVE AUTO RECEIVABL 2.840% 4/15/22	19	19
	DRIVE AUTO RECEIVABL 2.980% 1/18/22	18	18
	DRIVE AUTO RECEIVABL 3.690% 8/17/26	185	189
	DRIVE AUTO RECEIVABL 4.140% 8/15/24	1,140	1,163
	DRIVE AUTO RECEIVABL 4.180% 3/15/24	208	211

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	DRIVE AUTO RECEIVABL 4.300% 9/16/24	408	418
	DT AUTO OWNER TRUST 2.860% 7/17/23	24	24
	DT AUTO OWNER TRUST 3.470% 7/17/23	630	634
	DT AUTO OWNER TRUST 3.550% 11/15/22	148	149
	DT AUTO OWNER TRUST 3.580% 5/15/23	345	347
	DT AUTO OWNER TRUST 3.670% 3/15/24	561	566
	ENGS COMMERCIAL FINA 2.470% 2/22/22	28	28
	EXETER AUTOMOBILE RE 2.820% 5/16/22	314	315
	EXETER AUTOMOBILE RE 2.840% 8/16/21	2	2
	EXETER AUTOMOBILE RE 3.000% 12/15/21	27	27
	EXETER AUTOMOBILE RE 3.110% 8/15/25	765	771
	EXETER AUTOMOBILE RE 3.300% 3/15/24	2,000	2,030
	EXETER AUTOMOBILE RE 3.530% 11/15/23	290	294
	EXETER AUTOMOBILE RE 3.680% 7/17/23	548	556
	EXETER AUTOMOBILE RE 3.710% 6/15/23	595	603
	FANNIEMAE-ACES 2.980% 9/25/24	733	763
	FED HOME LN MTG CORP 2.770% 5/25/25	1,500	1,543
	FED HOME LN MTG CORP 3.350% 9/25/28	976	1,028
	FED HOME LN MTG CORP 3.500% 3/15/35	1,517	1,614
	FED HOME LN MTG CORP 3.500% 6/15/26	493	509
	FED HOME LN MTG CORP 4.500% 4/15/39	109	114
	FED HOME LN MTG CORP 6.000% 11/15/23	25	27
	FED HOME LN MTG CORP 6.250% 10/15/23	114	120
	FED HOME LN MTG CORP 7.000% 5/15/37	636	816
	FED HOME LN MTG CORP 7.000% 12/15/36	120	141
	FED NATL MTG ASSN 2.500% 8/25/42	177	173
	FED NATL MTG ASSN 3.000% 1/25/46	437	449
	FED NATL MTG ASSN 3.500% 5/25/49	2,923	3,009
	FED NATL MTG ASSN 4.500% 12/25/40	829	943
	FED NATL MTG ASSN 5.500% 6/25/35	218	244
	FED NATL MTG ASSN 6.000% 3/25/36	69	79
	FHLMC MULTIFAMILY ST 2.597% 9/25/20	16	16
	FHLMC MULTIFAMILY ST 2.811% 9/25/24	591	605
	FHLMC MULTIFAMILY ST 2.982% 11/25/25	700	726
	FHLMC-GNMA 8.000% 12/25/22	11	11
	FIRST INVESTORS AUTO 2.210% 7/15/22	235	235
	FIRST INVESTORS AUTO 2.650% 11/15/22	300	301
	FIRST INVESTORS AUTO 3.000% 1/16/24	400	403
	FIRST INVESTORS AUTO 3.000% 8/15/23	600	602

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	FIRST INVESTORS AUTO 3.440% 3/15/24	439	444
	FIRST INVESTORS AUTO 3.600% 4/17/23	278	282
	FIRST INVESTORS AUTO 3.690% 6/17/24	292	297
	FLAGSHIP CREDIT AUTO 2.410% 10/15/21	40	40
	FLAGSHIP CREDIT AUTO 2.480% 8/15/24	445	445
	FLAGSHIP CREDIT AUTO 2.710% 11/15/22	170	170
	FLAGSHIP CREDIT AUTO 2.740% 10/15/25	1,100	1,099
	FLAGSHIP CREDIT AUTO 2.770% 12/15/25	620	619
	FLAGSHIP CREDIT AUTO 2.910% 9/15/23	384	386
	FLAGSHIP CREDIT AUTO 2.920% 11/15/23	227	229
	FLAGSHIP CREDIT AUTO 2.960% 7/15/23	420	423
	FLAGSHIP CREDIT AUTO 3.390% 1/16/24	700	710
	FLAGSHIP CREDIT AUTO 3.580% 1/15/24	130	132
	FLAGSHIP CREDIT AUTO 3.840% 9/15/22	36	36
	FLAGSHIP CREDIT AUTO 6.220% 6/15/22	350	359
	FLAGSHIP CREDIT AUTO 6.220% 9/15/22	200	205
	FREDDIE MAC - SCRT 3.500% 7/25/58	647	681
	FREDDIE MAC - SCRT 3.500% 11/25/57	1,745	1,808
	FREDDIE MAC - SCRT 4.000% 3/25/59	1,919	2,020
	FREEDOM FINANCIAL 2.620% 11/18/26	549	549
	FREEDOM FINANCIAL 3.420% 6/18/26	391	392
	FREEDOM FINANCIAL 3.610% 7/18/24	203	203
	GLS AUTO RECEIVABLES 3.710% 3/15/23	535	541
	GLS AUTO RECEIVABLES 6.900% 10/15/21	111	112
	GOODGREEN TRUST 3.260% 10/15/53	566	574
	GOODGREEN TRUST 3.740% 10/15/52	177	183
	GOVT NATL MTG ASSN 3.500% 3/20/49	184	189
	GOVT NATL MTG ASSN 3.500% 8/20/47	549	585
	GOVT NATL MTG ASSN 4.500% 10/16/39	1,375	1,502
	GOVT NATL MTG ASSN 5.000% 8/20/39	300	329
	GOVT NATL MTG ASSN 5.000% 10/20/39	925	1,018
	HERO FUNDING TRUST 3.080% 9/20/42	531	534
	HERO FUNDING TRUST 3.950% 9/20/48	647	661
	HERO FUNDING TRUST 4.070% 9/20/48	118	121
	HERO FUNDING TRUST 4.460% 9/20/47	567	592
	HERO FUNDING TRUST 4.670% 9/20/48	1,094	1,139
	HERTZ VEHICLE FINANC 1.000% 6/27/22	744	758
	HERTZ VEHICLE FINANC 3.290% 2/25/24	386	395
	HILTON GRAND VACATIO 2.660% 12/27/28	157	158

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	INDEPENDENCE PLAZA 3.763% 7/10/35	1,200	1,253
	KABBAGE FUNDING LLC 3.825% 3/15/24	1,400	1,415
	LENDMARK FUNDING TRU 5.030% 12/21/26	100	102
	MARINER FINANCE ISSU 3.510% 7/20/32	965	967
	MARLETTE FUNDING TRU 3.060% 7/17/28	65	65
	MARLETTE FUNDING TRU 3.190% 3/15/28	668	668
	MRCD MORTGAGE TRUS 2.71752% 12/15/36	1,846	1,781
	NEXTGEAR FLOORPLAN 2.540% 4/18/22	462	462
	ONEMAIN DIRECT AUTO 3.420% 10/15/24	301	303
	OPORTUN FUNDING LLC 3.220% 10/10/23	387	388
	OPORTUN FUNDING LLC 3.610% 3/08/24	387	390
	PROGRESS RESIDENTIAL 2.768% 8/17/34	199	200
	PROGRESS RESIDENTIAL 3.067% 11/12/32	1,043	1,042
	PROGRESS RESIDENTIAL 3.196% 12/17/34	526	525
	PROGRESS RESIDENTIAL 3.595% 12/17/34	137	137
	PROGRESS RESIDENTIAL 4.040% 8/17/35	410	423
	PROGRESS RESIDENTIAL 4.261% 8/17/34	453	462
	PROGRESS RESIDENTIAL 4.656% 8/17/35	335	342
	PROGRESS RESIDENTIAL 4.673% 11/12/32	100	100
	PROGRESS RESIDENTIAL 4.873% 10/17/35	524	540
	PROSPER MARKETPLACE 3.190% 7/15/25	765	768
	PROSPER MARKETPLACE 3.200% 9/15/25	388	389
	RENEW 2017-1 1.67064% 9/28/52	233	239
	RENEW FINANCIAL 3.220% 9/22/53	219	226
	RICE PARK FINANCING 4.625% 10/31/41	314	321
	SANTANDER DRIVE AUTO 2.580% 5/16/22	170	170
	SANTANDER DRIVE AUTO 2.790% 8/15/22	597	598
	SANTANDER DRIVE AUTO 2.930% 12/15/22	295	296
	SANTANDER DRIVE AUTO 3.170% 4/17/23	596	601
	SANTANDER DRIVE AUTO 3.320% 3/15/24	629	636
	SANTANDER RETAIL AUT 3.060% 4/20/22	300	302
	SANTANDER RETAIL AUT 3.490% 4/20/22	430	433
	TIDEWATER AUTO RECEI 3.120% 7/15/22	96	96
	TIDEWATER AUTO RECEI 4.300% 11/15/24	165	168
	VENDEE MORTGAGE TRUS 5.000% 5/15/33	503	549
	VNO MORTGAGE TRUST 3.808% 12/13/29	500	505
	VR 20 TSQ GROUNDCO 3.20323% 5/15/35	1,400	1,383
	VR FANNIEMAE-ACES 2.565% 12/25/26	915	926
	VR FANNIEMAE-ACES 2.752% 11/25/22	154	154

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	VR FANNIEMAE-ACES 2.885% 5/25/29	1,175	1,211
	VR FANNIEMAE-ACES 2.939% 1/25/26	2,752	2,845
	VR FANNIEMAE-ACES 3.061% 5/25/27	1,480	1,544
	VR FANNIEMAE-ACES 3.092% 4/25/27	3,577	3,728
	VR FANNIEMAE-ACES 3.181% 6/25/27	822	861
	VR FANNIEMAE-ACES 3.673% 9/25/28	690	746
	VR FED HOME LN MTG 2.089% 2/15/43	236	233
	VR FED HOME LN MTG 2.159% 9/15/36	46	46
	VR FED NATL MTG AS 4.23699% 4/25/44	83	87
	VR FED NATL MTG ASSN 2.342% 9/25/41	127	127
	VR FHLMC MULTIFAMI 2.47704% 9/25/22	97	97
	VR FHLMC MULTIFAMILY 3.284% 6/25/25	1,000	1,055
	VR FHLMC MULTIFAMILY 3.364% 12/25/27	680	724
	VR FREMF MORTGAGE 3.8069% 1/25/48	1,200	1,233
	VR FREMF MORTGAGE 4.2092% 11/25/47	191	199
	VR FREMF MORTGAGE 3.66746% 6/25/45	800	822
	VR FREMF MORTGAGE 3.69576% 11/25/49	180	182
	VR FREMF MORTGAGE 3.97468% 7/25/49	220	227
	VR GMAT TRUST 6.96694% 11/25/43	3	3
	VR GOODGREEN TRUS 22.81949% 10/15/53	569	594
	VR GOVT NATL MTG 2.214% 6/20/65	792	789
	VR GOVT NATL MTG 2.214% 7/20/65	832	829
	VR GOVT NATL MTG 2.374% 11/20/65	1,534	1,537
	VR GOVT NATL MTG 4.775% 10/20/43	802	889
	VR GOVT NATL MTG 5.248% 5/20/40	875	976
	VR GOVT NATL MTG 5.494% 1/20/38	639	726
	VR GOVT NATL MTG 5.551% 10/20/40	1,150	1,289
	VR GOVT NATL MTG AS 2.214% 6/20/65	774	770
	VR GOVT NATL MTG AS 2.224% 2/20/61	931	928
	VR GOVT NATL MTG AS 2.274% 6/20/67	578	577
	VR GOVT NATL MTG AS 2.294% 9/20/65	1,130	1,129
	VR GOVT NATL MTG AS 2.294% 10/20/65	780	779
	VR GOVT NATL MTG AS 2.334% 3/20/67	645	645
	VR GOVT NATL MTG AS 2.354% 5/20/66	474	474
	VR GOVT NATL MTG AS 2.434% 12/20/65	465	467
	VR GOVT NATL MTG AS 2.604% 8/20/66	498	502
	VR GOVT NATL MTG AS 2.774% 12/20/66	215	218
	VR HEADLANDS RESIDEN 3.967% 6/25/24	950	954
	VR VERICREST OPPORT 3.4255% 12/26/49	2,300	2,299

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	VR VERICREST OPPORT 4.3357% 1/25/49	582	586
*	WELLS FARGO COMMERCI 2.819% 8/15/50	13	13
	WESTGATE RESORTS 3.050% 12/20/30	142	143
	WESTGATE RESORTS 3.580% 12/20/31	401	405
	WESTLAKE AUTOMOBILE 2.590% 12/15/22	412	413
	WESTLAKE AUTOMOBILE 2.700% 10/17/22	53	53
	WESTLAKE AUTOMOBILE 3.460% 10/17/22	325	327
	WESTLAKE AUTOMOBILE 3.610% 10/16/23	764	775
	WORLD OMNI AUTOMOBIL 2.320% 8/15/22	74	74
	WORLD OMNI AUTOMOBIL 2.480% 8/15/22	412	412
	Total Asset-Backed Securities		125,311

	Foreign Sovereign Debt
	REPUBLIC OF COLOMBIA 4.500% 1/28/26	200	218
	REPUBLIC OF PANAMA 3.870% 7/23/60	270	291
	UNITED MEXICAN STATE 3.750% 1/11/28	392	407
	UNITED MEXICAN STATE 4.125% 1/21/26	270	288
	UNITED MEXICAN STATE 4.350% 1/15/47	35	37
	Total Foreign Sovereign Debt		1,241

	Municipal Bonds
	OHIO ST UNIV 4.048% 12/01/56	81	94
	OHIO UNIV GEN RECPTS 5.590% 12/01/14	195	251
	Total Municipal Bonds		345

	Private Placement Bonds
	P/P ABBVIE INC 3.200% 11/21/29	349	355
	P/P ABBVIE INC 4.050% 11/21/39	345	363
	P/P ABN AMRO BANK NV 4.750% 7/28/25	250	272
	P/P AIA GROUP LTD 3.200% 3/11/25	200	205
	P/P AIA GROUP LTD 3.600% 4/09/29	200	210
	P/P AIB GROUP PLC 4.750% 10/12/23	290	312
	P/P AIR CANADA 2013- 4.125% 11/15/26	692	736
	P/P AIR CANADA 2015- 3.600% 3/15/27	1,214	1,267
	P/P AIR CANADA 2017- 3.300% 1/15/30	71	73
	P/P AIR CANADA 2017- 3.550% 1/15/30	243	246
	P/P AIRBUS SE 3.150% 4/10/27	164	170
	P/P AMERICAN TOWER 3.652% 3/23/28	230	240
	P/P ANGLO AMERICAN 4.000% 9/11/27	200	210

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	P/P ANZ NEW ZEALAND 2.750% 1/22/21	300	302
	P/P ANZ NEW ZEALAND 2.850% 8/06/20	250	251
	P/P APT PIPELINES LT 4.200% 3/23/25	170	181
	P/P APT PIPELINES LT 4.250% 7/15/27	102	110
	P/P ASB BANK LIMITED 3.125% 5/23/24	325	336
	P/P ATHENE GLOBAL FU 2.750% 4/20/20	127	127
	P/P ATHENE GLOBAL FU 2.750% 6/25/24	140	141
	P/P ATHENE GLOBAL FU 2.950% 11/12/26	595	594
	P/P AUSGRID FINANCE 3.850% 5/01/23	200	208
	P/P AVIATION CAPITAL 3.500% 11/01/27	60	60
	P/P AVOLON HOLDINGS 4.375% 5/01/26	315	333
	P/P BAE SYSTEMS HOLD 3.800% 10/07/24	130	138
	P/P BMW US CAPITAL 2.250% 9/15/23	72	72
	P/P BNP PARIBAS 3.500% 3/01/23	220	228
	P/P BOC AVIATION LTD 2.375% 9/15/21	200	199
	P/P BOC AVIATION LTD 2.750% 9/18/22	200	201
	P/P BPCE SA 4.625% 7/11/24	200	215
	P/P BRISTOL-MYERS SQ 3.200% 6/15/26	183	192
	P/P BRISTOL-MYERS SQ 3.400% 7/26/29	196	210
	P/P BRISTOL-MYERS SQ 3.900% 2/20/28	140	154
	P/P BRISTOL-MYERS SQ 4.125% 6/15/39	122	141
	P/P BRISTOL-MYERS SQ 5.000% 8/15/45	225	289
	P/P BRISTOL-MYERS SQ 5.700% 10/15/40	91	121
	P/P BRITISH AIR 18-1 3.800% 9/20/31	112	118
	P/P BRITISH AIR 18-1 4.125% 9/20/31	290	304
	P/P BRITISH AIR 19-1 3.300% 12/15/32	200	207
	P/P BROADCOM INC 4.750% 4/15/29	650	711
	P/P BROOKLYN UNION 4.273% 3/15/48	100	112
	P/P CADILLAC FAIRVIE 3.875% 3/20/27	201	215
	P/P CAMERON LNG LLC 3.701% 1/15/39	238	243
	P/P CARGILL INC 3.250% 3/01/23	25	26
	P/P CIM 2014 LOAN TR 4.500% 2/25/26	108	119
	P/P CK HUTCHISON INT 1.875% 10/03/21	200	198
	P/P CK HUTCHISON INT 3.625% 4/11/29	200	211
	P/P CLEVELAND ELECTR 3.500% 4/01/28	95	99
	P/P COMMONWEALTH BAN 2.500% 9/18/22	140	142
	P/P COMMONWEALTH BAN 2.850% 5/18/26	110	112
	P/P COMMONWEALTH BAN 3.450% 3/16/23	110	115
	P/P COMMONWEALTH BAN 4.500% 12/09/25	200	216

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	P/P COOPERATIEVE RAB 3.875% 9/26/23	250	264
	P/P CREDIT AGRICOLE 3.250% 10/04/24	250	259
	P/P CREDIT SUISSE GR 3.574% 1/09/23	598	615
	P/P CRH AMERICA FINA 3.400% 5/09/27	200	208
	P/P CVS PASS-THROUGH 4.163% 8/10/36	250	256
	P/P CVS PASS-THROUGH 4.704% 1/10/36	107	114
	P/P CVS PASS-THROUGH 5.773% 1/10/33	74	83
	P/P CVS PASS-THROUGH 5.926% 1/10/34	78	91
	P/P DAIWA SECURITIES 3.129% 4/19/22	64	65
	P/P DIAMOND 1 FIN/DI 6.020% 6/15/26	200	230
	P/P DUQUESNE LIGHT 3.616% 8/01/27	230	233
	P/P ENEL FINANCE INT 3.625% 5/25/27	220	228
	P/P ENEL FINANCE INT 4.625% 9/14/25	200	218
	P/P ENI SPA 4.000% 9/12/23	200	211
	P/P ERAC USA FINANCE 2.600% 12/01/21	100	101
	P/P ERAC USA FINANCE 3.850% 11/15/24	150	159
	P/P FOX CORP 4.709% 1/25/29	85	97
	P/P GAIF BOND ISSUER 3.400% 9/30/26	95	96
	P/P GLENCORE FUNDING 4.625% 4/29/24	70	74
	P/P GOODMAN US FIN 3.700% 3/15/28	86	88
	P/P GREAT-WEST LIFEC 4.581% 5/17/48	130	150
	P/P GTP ACQUISITION 3.482% 6/16/25	190	195
	P/P JACKSON NATL LIF 3.050% 4/29/26	55	57
	P/P JACKSON NATL LIF 3.875% 6/11/25	324	348
	P/P JERSEY CENTRAL 4.300% 1/15/26	50	55
	P/P KEYSPAN GAS EAST 2.742% 8/15/26	200	200
	P/P LIBERTY MUTUAL 3.951% 10/15/50	180	187
	P/P MACQUARIE BANK 4.000% 7/29/25	300	321
	P/P MACQUARIE GROUP 6.000% 1/14/20	130	130
	P/P MASS MUTUAL LIFE 4.900% 4/01/77	225	272
*	P/P MET LIFE GLOB FU 3.000% 9/19/27	180	187
	P/P MEXICO CITY ARPT 5.500% 7/31/47	207	213
	P/P MID-ATLANTIC INT 4.100% 5/15/28	50	55
	P/P MITSUBISHI UFJ 2.652% 9/19/22	200	201
	P/P MITSUI FUDOSAN 2.950% 1/23/23	450	456
	P/P MIZUHO FINANCIAL 2.632% 4/12/21	200	202
	P/P MPLX LP 5.250% 1/15/25	64	67
	P/P MYLAN INC 3.125% 1/15/23	100	102
	P/P NATWEST MARKETS 3.625% 9/29/22	215	223

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	P/P NEW ENGLAND POWE 3.800% 12/05/47	50	53
	P/P NEW YORK LIFE GL 2.000% 4/13/21	35	35
	P/P NEW YORK LIFE GL 2.350% 7/14/26	111	111
	P/P NEW YORK LIFE GL 3.000% 1/10/28	81	84
	P/P NEW YORK LIFE IN 4.450% 5/15/69	90	103
	P/P NISSAN MOTOR ACC 2.550% 3/08/21	100	100
	P/P NORDEA BANK AB 4.875% 1/27/20	100	100
	P/P NRG ENERGY INC 4.450% 6/15/29	155	162
	P/P NY STATE ELECTRI 3.250% 12/01/26	87	90
	P/P PARK AEROSPACE 4.500% 3/15/23	180	188
	P/P PARKER-HANNIFIN 4.100% 3/01/47	42	46
	P/P PENNSYLVANIA ELE 3.250% 3/15/28	26	27
	P/P PENSKE TRUCK LEA 4.125% 8/01/23	350	369
	P/P PRICOA GLOBAL FU 2.550% 11/24/20	150	151
*	P/P PRINCIPAL LFE GL 2.625% 11/19/20	114	115
	P/P PROTECTIVE LIFE 2.700% 11/25/20	200	201
	P/P PRUDENTIAL INSUR 8.300% 7/01/25	300	385
	P/P RELIANCE STAND 2.500% 1/15/20	40	40
	P/P RELIANCE STAND 3.850% 9/19/23	230	241
	P/P SANTANDER UK GRO 4.750% 9/15/25	200	215
	P/P SCENTRE GROUP TR 3.250% 10/28/25	230	235
	P/P SCENTRE GROUP TR 3.500% 2/12/25	200	208
	P/P SCHLUMBERGER HLD 3.900% 5/17/28	216	230
	P/P SES SA 3.600% 4/04/23	50	51
	P/P SIEMENS FINANCIE 2.900% 5/27/22	250	256
	P/P SKANDINAVISKA EN 3.050% 3/25/22	200	204
	P/P SMITHFIELD FOODS 5.200% 4/01/29	220	244
	P/P SOCIETE GENERALE 3.875% 3/28/24	425	447
	P/P SOUTHERN NATURAL 4.800% 3/15/47	35	40
	P/P SWEDBANK AB 2.200% 3/04/20	200	200
	P/P TEACHERS INSUR 4.270% 5/15/47	70	80
	P/P TEACHERS INSUR 4.900% 9/15/44	40	49
	P/P TEXAS EASTERN TR 3.500% 1/15/28	33	34
	P/P UBS GROUP FUNDIN 3.491% 5/23/23	200	206
	P/P UBS GROUP FUNDIN 4.125% 9/24/25	200	218
	P/P UNITED OVERSEAS 3.200% 4/23/21	200	203
	VR P/P CREDIT SUISSE 2.593% 9/11/25	250	251
	VR P/P CREDIT SUISSE 4.207% 6/12/24	250	264
	VR P/P DIA-ICHI LIFE 4.000% 12/29/49	200	208

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	VR P/P MACQUARIE GRO 3.763% 11/28/28	175	183
	VR P/P MACQUARIE GRO 5.033% 1/15/30	200	228
	VR P/P NATIONAL AUST 3.933% 8/02/34	250	260
	VR P/P PACIFIC LIFE 4.300% 10/24/67	177	189
	VR P/P STANDARD CHAR 2.744% 9/10/22	250	252
	VR P/P STANDARD CHAR 4.247% 1/20/23	200	207
	VR P/P STANDARD CHAR 4.305% 5/21/30	200	218
	VR P/P SWISS RE FINA 5.000% 4/02/49	200	223
	Total Private Placement Bonds		28,125

	Total Other Investments		155,022

	Total Investments, at Fair Value		5,472,731

	Fully Benefit Responsive Investment Contracts
	U.S. Government and Agency Obligations
	FEDERAL HOME LOAN BANKS 2.625% 10/01/2020	30,600	30,806
	FFCB 1.23% 9/25/2020	6,700	6,697
	FGOLD 15YR 3.5% 10/01/2020	1	1
	FGOLD 15YR 3.5% 10/01/2025	23	23
	FGOLD 15YR 3.5% 9/01/2025	100	104
	FGOLD 15YR 4% 2/01/2025	127	133
	FGOLD 15YR 4% 7/01/2025	524	547
	FGOLD 15YR 4% 8/01/2025	203	212
	FGOLD 15YR 3% 1/01/2027	1,741	1,788
	FGOLD 15YR 3% 1/01/2032	711	730
	FGOLD 15YR 3% 1/01/2033	660	678
	FGOLD 15YR 3% 11/01/2025	367	378
	FGOLD 15YR 3% 11/01/2026	313	321
	FGOLD 15YR 3% 3/01/2027	1,527	1,567
	FGOLD 15YR 3% 3/01/2033	1,271	1,308
	FGOLD 15YR 3.5% 1/01/2021	76	79
	FGOLD 15YR 3.5% 1/01/2034	1,865	1,937
	FGOLD 15YR 3.5% 10/01/2021	8	8
	FGOLD 15YR 3.5% 10/01/2025	1,151	1,194
	FGOLD 15YR 3.5% 11/01/2025	54	56
	FGOLD 15YR 3.5% 12/01/2025	828	856
	FGOLD 15YR 3.5% 2/01/2026	48	49
	FGOLD 15YR 3.5% 3/01/2026	59	61

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	FGOLD 15YR 3.5% 4/01/2021	19	20
	FGOLD 15YR 3.5% 5/01/2026	36	37
	FGOLD 15YR 3.5% 5/01/2032	1,988	2,068
	FGOLD 15YR 3.5% 6/01/2026	668	692
	FGOLD 15YR 3.5% 7/01/2026	821	851
	FGOLD 15YR 3.5% 8/01/2026	624	647
	FGOLD 15YR 3.5% 9/01/2026	66	68
	FGOLD 15YR 4% 10/01/2025	16	17
	FGOLD 15YR 4% 3/01/2026	55	58
	FGOLD 15YR 4% 5/01/2026	387	405
	FGOLD 15YR 4% 6/01/2024	98	102
	FGOLD 15YR 4% 6/01/2025	32	34
	FGOLD 15YR 4% 6/01/2026	1,317	1,378
	FGOLD 15YR GIANT 3% 1/01/2027	453	465
	FGOLD 15YR GIANT 3% 3/01/2031	1,171	1,206
	FGOLD 15YR GIANT 3% 3/01/2032	1,459	1,505
	FGOLD 15YR GIANT 3% 6/01/2027	444	456
	FGOLD 15YR GIANT 3% 9/01/2030	690	711
	FGOLD 15YR GIANT 3% 9/01/2031	650	671
	FGOLD 15YR GIANT 3.5% 1/01/2027	617	640
	FGOLD 15YR GIANT 3.5% 1/01/2030	324	338
	FGOLD 15YR GIANT 3.5% 10/01/2029	32	33
	FGOLD 15YR GIANT 3.5% 11/01/2025	146	151
	FGOLD 15YR GIANT 3.5% 11/01/2029	466	486
	FGOLD 15YR GIANT 3.5% 11/01/2033	699	726
	FGOLD 15YR GIANT 3.5% 12/01/2033	809	839
	FGOLD 15YR GIANT 3.5% 3/01/2030	253	264
	FGOLD 15YR GIANT 3.5% 4/01/2026	150	156
	FGOLD 15YR GIANT 3.5% 4/01/2029	180	187
	FGOLD 15YR GIANT 3.5% 4/01/2030	509	530
	FGOLD 15YR GIANT 3.5% 5/01/2033	3,226	3,362
	FGOLD 15YR GIANT 3.5% 6/01/2029	343	358
	FGOLD 15YR GIANT 3.5% 7/01/2021	2	2
	FGOLD 15YR GIANT 3.5% 7/01/2026	38	39
	FGOLD 15YR GIANT 3.5% 7/01/2029	862	898
	FGOLD 15YR GIANT 3.5% 8/01/2026	133	138
	FGOLD 15YR GIANT 3.5% 8/01/2029	1,143	1,190
	FGOLD 15YR GIANT 3.5% 8/01/2032	2,314	2,410
	FGOLD 15YR GIANT 3.5% 9/01/2025	168	174

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	FGOLD 15YR GIANT 4% 10/01/2025	48	50
	FGOLD 15YR GIANT 4% 11/01/2033	1,632	1,703
	FGOLD 15YR GIANT 4% 12/01/2025	14	14
	FGOLD 15YR GIANT 4% 4/01/2033	263	275
	FGOLD 15YR GIANT 4% 5/01/2026	244	255
	FGOLD 15YR GIANT 4% 6/01/2026	439	458
	FHLB 1.375% 9/28/2020	25,100	25,054
	FHLB 2.25% 6/11/2021	12,800	12,915
	FHLMC 1.625% 9/29/2020	11,100	11,099
	FHLMC 15YR UMBS MIRROR 3% 4/01/2034	1,973	2,023
	FHLMC 15YR UMBS SUPER 2.5% 8/01/2034	4,978	5,024
	FHLMC 15YR UMBS SUPER 3% 1/01/2034	1,146	1,175
	FHLMC 5/1 HYBRID ARM 3.686% 12/01/2036	123	129
	FHLMC REFERENCE BOND 1.5% 1/17/2020	20,125	20,124
	FHLMC REFERENCE NOTES 1.375% 5/01/2020	33,275	33,243
	FHLMC_K006 4.251% 1/25/2020	10	10
	FHLMC_K007 4.224% 3/25/2020	749	749
	FHLMC_K008 3.531% 6/25/2020	4,541	4,550
	FHLMC_K009 3.808% 8/25/2020	2,570	2,583
	FHLMC_K010 4.333% 10/25/2020	1,902	1,924
	FHLMC_K014 3.871% 4/25/2021	3,751	3,809
	FHLMC_K015 3.23% 7/25/2021	298	302
	FHLMC_K016 2.9676% 10/25/2021	1,364	1,380
	FHLMC_K018 2.789% 1/25/2022	2,196	2,220
	FHLMC_K019 2.272% 3/25/2022	1,495	1,503
	FHLMC_K025 2.682% 10/25/2022	2,020	2,054
	FHLMC_K027 2.637% 1/25/2023	475	483
	FHLMC_K714 3.034% 10/25/2020	2,900	2,907
	FHLMC_K715 2.856% 1/25/2021	3,758	3,775
	FHLMC_K716 3.13% 6/25/2021	3,905	3,945
	FHLMC_K720 2.716% 6/25/2022	1,425	1,443
	FHLMC_K727 2.632% 10/25/2023	852	861
	FNMA 15YR 3.5% 1/01/2026	507	526
	FNMA 15YR 3.5% 10/01/2025	267	276
	FNMA 15YR 3.5% 11/01/2025	1,566	1,622
	FNMA 15YR 3.5% 12/01/2025	262	271
	FNMA 15YR 3.5% 12/01/2026	10	10
	FNMA 15YR 3.5% 2/01/2026	506	524
	FNMA 15YR 3.5% 3/01/2026	137	142

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	FNMA 15YR 3.5% 8/01/2026	170	176
	FNMA 15YR 3.5% 9/01/2025	34	35
	FNMA 15YR 3.5% 9/01/2026	6	6
	FNMA 15YR 4% 1/01/2025	21	22
	FNMA 15YR 4% 2/01/2025	1	1
	FNMA 15YR 4% 4/01/2025	351	366
	FNMA 15YR 4% 5/01/2025	215	225
	FNMA 15YR 4% 6/01/2025	37	39
	FNMA 15YR 4% 9/01/2024	230	240
	FNMA 15YR 4% 9/01/2025	10	11
	FNMA 15YR 4.5% 3/01/2023	17	18
	FNMA 15YR 4.5% 4/01/2025	36	38
	FNMA 15YR 4.5% 7/01/2023	13	13
	FNMA 15YR 5% 10/01/2021	8	8
	FNMA 15YR 5% 10/01/2024	67	69
	FNMA 15YR 5% 2/01/2023	51	52
	FNMA 15YR 5% 3/01/2023	15	16
	FNMA 15YR 5.5% 8/01/2023	17	18
	FNMA 15YR 6% 4/01/2023	74	76
	FNMA 10/1 HYBRID ARM 3.715% 12/01/2033	5	5
	FNMA 10/1 HYBRID ARM 3.749% 10/01/2034	12	12
	FNMA 15YR 3% 1/01/2032	1,234	1,268
	FNMA 15YR 3% 1/01/2033	3,516	3,625
	FNMA 15YR 3% 1/01/2034	4,269	4,374
	FNMA 15YR 3% 10/01/2030	5,771	5,941
	FNMA 15YR 3% 10/01/2033	4,174	4,289
	FNMA 15YR 3% 11/01/2030	1,290	1,325
	FNMA 15YR 3% 11/01/2031	1,736	1,787
	FNMA 15YR 3% 11/01/2033	2,988	3,064
	FNMA 15YR 3% 2/01/2030	1,137	1,170
	FNMA 15YR 3% 2/01/2031	5,035	5,181
	FNMA 15YR 3% 2/01/2032	1,266	1,301
	FNMA 15YR 3% 2/01/2034	2,689	2,756
	FNMA 15YR 3% 3/01/2031	872	898
	FNMA 15YR 3% 3/01/2032	645	663
	FNMA 15YR 3% 3/01/2033	1,011	1,039
	FNMA 15YR 3% 4/01/2031	777	800
	FNMA 15YR 3% 4/01/2032	5,595	5,755
	FNMA 15YR 3% 5/01/2031	2,209	2,275

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	FNMA 15YR 3% 6/01/2034	1,367	1,401
	FNMA 15YR 3% 7/01/2027	218	224
	FNMA 15YR 3% 7/01/2030	341	352
	FNMA 15YR 3% 7/01/2032	1,864	1,919
	FNMA 15YR 3% 8/01/2031	846	871
	FNMA 15YR 3% 9/01/2029	1,228	1,264
	FNMA 15YR 3% 9/01/2031	1,542	1,588
	FNMA 15YR 3% 9/01/2032	1,664	1,715
	FNMA 15YR 3% 9/01/2033	2,024	2,076
	FNMA 15YR 3.5% 1/01/2026	329	341
	FNMA 15YR 3.5% 1/01/2027	1,073	1,112
	FNMA 15YR 3.5% 1/01/2029	43	45
	FNMA 15YR 3.5% 1/01/2030	1,451	1,506
	FNMA 15YR 3.5% 1/01/2034	1,831	1,896
	FNMA 15YR 3.5% 10/01/2026	1,597	1,658
	FNMA 15YR 3.5% 10/01/2028	424	441
	FNMA 15YR 3.5% 10/01/2029	84	87
	FNMA 15YR 3.5% 11/01/2026	5	5
	FNMA 15YR 3.5% 11/01/2027	24	25
	FNMA 15YR 3.5% 11/01/2028	391	407
	FNMA 15YR 3.5% 11/01/2029	335	348
	FNMA 15YR 3.5% 11/01/2033	5,227	5,421
	FNMA 15YR 3.5% 12/01/2025	426	441
	FNMA 15YR 3.5% 12/01/2026	335	347
	FNMA 15YR 3.5% 12/01/2028	268	279
	FNMA 15YR 3.5% 12/01/2029	1,528	1,585
	FNMA 15YR 3.5% 12/01/2032	1,587	1,644
	FNMA 15YR 3.5% 2/01/2026	355	367
	FNMA 15YR 3.5% 2/01/2027	62	65
	FNMA 15YR 3.5% 2/01/2028	6	6
	FNMA 15YR 3.5% 2/01/2029	1,129	1,175
	FNMA 15YR 3.5% 2/01/2031	1,162	1,209
	FNMA 15YR 3.5% 2/01/2032	2,781	2,894
	FNMA 15YR 3.5% 2/01/2033	736	766
	FNMA 15YR 3.5% 2/01/2034	1,909	1,977
	FNMA 15YR 3.5% 3/01/2032	2,631	2,736
	FNMA 15YR 3.5% 3/01/2033	2,074	2,155
	FNMA 15YR 3.5% 4/01/2026	585	605
	FNMA 15YR 3.5% 4/01/2027	125	129

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	FNMA 15YR 3.5% 4/01/2030	562	585
	FNMA 15YR 3.5% 4/01/2033	674	700
	FNMA 15YR 3.5% 4/01/2034	3,978	4,121
	FNMA 15YR 3.5% 5/01/2027	197	205
	FNMA 15YR 3.5% 5/01/2029	258	268
	FNMA 15YR 3.5% 5/01/2033	142	148
	FNMA 15YR 3.5% 6/01/2027	1,207	1,250
	FNMA 15YR 3.5% 6/01/2029	440	457
	FNMA 15YR 3.5% 6/01/2030	628	655
	FNMA 15YR 3.5% 6/01/2032	1,122	1,167
	FNMA 15YR 3.5% 6/01/2033	7,715	8,008
	FNMA 15YR 3.5% 7/01/2029	1,942	2,018
	FNMA 15YR 3.5% 7/01/2032	1,010	1,049
	FNMA 15YR 3.5% 8/01/2026	183	191
	FNMA 15YR 3.5% 8/01/2027	255	264
	FNMA 15YR 3.5% 8/01/2029	1,232	1,280
	FNMA 15YR 3.5% 8/01/2032	2,571	2,673
	FNMA 15YR 3.5% 8/01/2033	1,794	1,862
	FNMA 15YR 3.5% 9/01/2026	1,515	1,570
	FNMA 15YR 3.5% 9/01/2028	941	974
	FNMA 15YR 3.5% 9/01/2029	1,769	1,841
	FNMA 15YR 3.5% 9/01/2033	1,871	1,940
	FNMA 15YR 4% 1/01/2029	804	844
	FNMA 15YR 4% 11/01/2026	225	234
	FNMA 15YR 4% 5/01/2027	10	10
	FNMA 15YR 4% 7/01/2025	49	51
	FNMA 15YR 4% 8/01/2026	50	52
	FNMA 15YR 4% 9/01/2025	17	18
	FNMA 15YR 4.5% 5/01/2024	100	104
	FNMA 15YR 4.5% 6/01/2026	73	77
	FNMA 15YR 5% 2/01/2023	41	42
	FNMA 15YR 5% 3/01/2023	2	2
	FNMA 15YR 5% 4/01/2024	29	30
	FNMA 15YR 5.5% 4/01/2021	17	17
	FNMA 15YR UMBS 3% 7/01/2034	5,202	5,332
	FNMA 2.5% 4/13/2021	4,600	4,652
	FNMA 6M LIBOR ARM 3.29% 12/01/2032	84	88
	FNMA 6M LIBOR ARM 3.415% 11/01/2032	30	30
	FNMA 6M LIBOR ARM 3.518% 4/01/2035	83	86

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	FNMA 6M LIBOR ARM 3.564% 3/01/2034	109	111
	FNMA 6M LIBOR ARM 3.791% 9/01/2035	189	193
	FNMA 7/1 HYBRID ARM 3.635% 1/01/2034	44	45
	FNMA 7/1 HYBRID ARM 3.669% 1/01/2036	5	6
	FNMA 7/1 HYBRID ARM 4.62% 3/01/2036	32	34
	FNMA BENCHMARK NOTE 2% 1/05/2022	2,150	2,167
	FNMA_03-W11 4.789611% 6/25/2033	1	1
	TREASURY NOTE 1.625% 5/31/2023	14,750	14,751
	TREASURY NOTE 2.125% 5/31/2026	105,050	107,159
	US TII .125 04/15/2022 (T 0.125% 4/15/2022	14,550	15,376
	Total U.S. Government and Agency Obligations		502,032

	Common/Collective Trusts
*	COLUMBIA TRUST GOV MONEY	5,160	5,160
	Total Common/Collective Trusts		5,160

	Pooled Separate Accounts
*	MET LIFE SEPARATE ACCOUNT CONTRACT	627	69,277

	Wrapper Contracts
	AMERICAN UNITED LIFE - S00016, 2.440%		13
*	JP MORGAN CHASE I - #AISP01, MATURES 12/31/50, 4.24%		9
	MONUMENT LIFE V - #MDS00375TR, MATURES 12/31/50, 4.08%		10
	PACIFIC LIFE - # 26755, MATURES 12/31/50, 4.00%		21
	RBC I - #10903, MATURES 12/31/50, 4.02%		6
	Total Wrapper Contracts		59

	Total Fully Benefit Responsive Investment Contracts, at Fair Value		576,528

	Adjustment from Fair Value to Contract Value
	AMERICAN UNITED LIFE - S00016, 2.440%		(311)
*	JP MORGAN CHASE I - #AISP01, MATURES 12/31/50, 4.24%		(652)
	LINCOLN NATIONAL LIFE		(381)
*	MET LIFE - #28972, MATURES 12/31/50, 3.98%		(353)
*	Met LIFE (SA)- #32745		(570)
	MONUMENT LIFE V - #MDS00375TR, MATURES 12/31/50, 4.08%		(816)
	PACIFIC LIFE - # 26755, MATURES 12/31/50, 4.00%		(417)
	PRUDENTIAL GA63690		(99)
	RBC I - #10903, MATURES 12/31/50, 4.02%		(514)

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2019

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(e) Current Value (in thousands)
	Total Adjustments		(4,113)

	Total Fully Benefit Responsive Investment Contracts, at Contract Value		572,415

	TOTAL INVESTMENTS		6,045,146

	Loans to Participants
*	Various Loans - 3.25% through 9.50% due through November 2049
	Loans to Participants Total		84,655

* Indicates party-in-interest
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)
For the Year Ended December 31, 2019

(a) Identity of Issuer, Borrower, Lessor, or Similar Party	(b) Number of Shares/ Units or Face Amount	(c) Proceeds of dispositions
	(in thousands)	(in thousands)
CORPORATE DEBT INSTRUMENTS
ANHEUSER-BUSCH INBEV 4.750% 1/23/29	120	136
APACHE CORP 5.350% 7/01/49	145	152
CELGENE CORP 3.900% 2/20/28	140	143
CELGENE CORP 5.000% 8/15/45	225	280
CSX CORP 3.350% 9/15/49	25	24
EXXON MOBIL CORPORAT 3.095% 8/16/49	270	271
EXXON MOBIL CORPORAT 2.995% 8/16/39	220	221
FIDELITY NATIONAL IN 4.750% 5/15/48	83	103
FIDELITY NATL INFO 3.750% 5/21/2	186	197
MERCK & CO INC 3.900% 3/07/39	220	247
TORONTO-DOMINION BAN 2.650% 6/12/24	185	189
US BANCORP 3.100% 4/27/26	100	104
VR BANK OF NY MELLON 2.661% 5/16/23	229	232

PRIVATE PLACEMENT BONDS
P/P AVOLON HOLDINGS 5.500% 1/15/23	180	192
P/P SUNCORP-METWAY 3.300% 4/15/24	200	205
P/P TAKEDA PHARMACEU 5.000% 11/26/28	200	222
P/P WALT DISNEY COMP 7.625% 11/30/28	200	236

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SIGNATURE

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Employee Benefits Administration Committee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN

Date: June 22, 2020	By	/s/ Rita Pang
Rita Pang
Employee Benefits Administration Committee

EXHIBIT INDEX

Exhibit Number	Description	How Filed
23	Consent of Independent Registered Public Accounting Firm – PricewaterhouseCoopers LLP	Electronically filed herewith

E-1